Filed Pursuant to Rule 424(b)(5)
Registration No. 333-178489

The information in this preliminary prospectus supplement is not complete and may be changed. A registration statement relating to these securities has been declared effective by the Securities and Exchange Commission. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities, and we are not soliciting offers to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

Subject to completion, dated January 23, 2013

Preliminary Prospectus Supplement (to Prospectus dated December 14, 2011)

                     shares

Common stock

We are offering                     shares of our common stock.

Our common stock is listed on The NASDAQ Global Select Market under the symbol “ARIA.” The last reported sale price on January 22, 2013 was $20.38 per share.

	Per Share	Total

Public offering price	$	$

Underwriting discounts and commissions	$	$

Proceeds, before expenses, to us	$	$

We have granted the underwriters an option for a period of up to 30 days from the date of this prospectus supplement to purchase up to                     additional shares of our common stock at the public offering price less the underwriting discounts and commissions to cover over-allotments, if any.

Investing in our common stock involves risks. See “Risk factors” beginning on page S-8.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares on or about January         , 2013.

Joint Book-Running Managers

J.P. Morgan	Cowen and Company	Jefferies

January     , 2013

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About this prospectus supplement

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this common stock offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference herein. The second part, the accompanying prospectus, provides more general information. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. To the extent there is a conflict between the information contained in this prospectus supplement and the information contained in the accompanying prospectus or any document incorporated by reference therein filed prior to the date of this prospectus supplement, you should rely on the information in this prospectus supplement; provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in the accompanying prospectus—the statement in the document having the later date modifies or supersedes the earlier statement.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference herein were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

You should rely only on the information contained in this prospectus supplement or the accompanying prospectus, or incorporated by reference herein. We have not authorized, and the underwriters have not authorized, anyone to provide you with information that is different. The information contained in this prospectus supplement or the accompanying prospectus, or incorporated by reference herein is accurate only as of the respective dates thereof, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or of any sale of our common stock. It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein and therein, in making your investment decision. You should also read and consider the information in the documents to which we have referred you in the sections entitled “Where you can find more information” and “Incorporation of certain information by reference” in this prospectus supplement and in the sections entitled “Where you can find more information” and “Incorporation of documents by reference” in the accompanying prospectus, respectively.

We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The distribution of this prospectus supplement and the accompanying prospectus and the offering of the common stock in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about, and observe any restrictions relating to, the offering of the common stock and the distribution of this prospectus supplement and the accompanying prospectus outside the United States. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered

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by this prospectus supplement and the accompanying prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

All references in this prospectus supplement and the accompanying prospectus to “ARIAD,” the “Company,” “we,” “us,” “our,” or similar references refer to ARIAD Pharmaceuticals, Inc. and our subsidiaries, except where the context otherwise requires or as otherwise indicated.

ARIAD® and the ARIAD logo are our registered trademarks and Iclusig™ is our trademark. Other service marks, trademarks and trade names appearing in this prospectus supplement or the accompanying prospectus are the property of their respective owners.

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Prospectus supplement summary

This summary highlights information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary does not contain all of the information that you should consider before deciding to invest in our common stock. You should read this entire prospectus supplement and the accompanying prospectus carefully, including the “Risk factors” section contained in this prospectus supplement, our consolidated financial statements and the related notes thereto and the other documents and information incorporated by reference in this prospectus supplement and the accompanying prospectus and the information included in any free writing prospectus that we have authorized for use in connection with this offering.

ARIAD Pharmaceuticals, Inc.

Overview

ARIAD’s vision is to transform the lives of cancer patients with breakthrough medicines. Our mission is to discover, develop and commercialize small-molecule drugs to treat cancer in patients with the greatest and most urgent unmet medical need – aggressive cancers where current therapies are inadequate. We are a fully integrated oncology company focused on commercializing our first approved cancer medicine, Iclusig™ (ponatinib), and developing additional molecularly targeted therapies to treat patients with blood cancers and solid tumors.

Iclusig and our product candidates, AP26113 and ridaforolimus, were discovered internally by our scientists based on our expertise in computational and structure-based drug design. Ridaforolimus is being developed by Merck & Co., Inc., or Merck, pursuant to a license agreement we entered into with Merck in 2010.

Iclusig (ponatinib)

U.S. approval

On December 14, 2012, we obtained accelerated approval from the U.S. Food and Drug Administration, or FDA, to sell our first new cancer medicine, Iclusig. We have commenced sales and marketing of Iclusig, and the medicine is now available to patients in the United States primarily through specialty pharmacies. Iclusig is a tyrosine kinase inhibitor, or TKI, that is approved in the United States for the treatment of adult patients with chronic, accelerated or blast phase chronic myeloid leukemia, or CML, who are resistant or intolerant to prior TKI therapy, and the treatment of adult patients with Philadelphia chromosome-positive acute lymphoblastic leukemia, or Ph+ ALL, who are resistant or intolerant to prior TKI therapy.

According to the National Cancer Institute, approximately 5,000 new cases of CML and 1,800 new cases of Ph+ ALL are diagnosed each year in the United States. CML and Ph+ ALL patients treated with TKIs can develop resistance or intolerance over time to these therapies. Iclusig was designed by ARIAD scientists to inhibit the BCR-ABL protein, including drug-resistant mutants that arise during treatment. Iclusig is the only approved TKI that is currently known to demonstrate activity against the T315I gatekeeper mutation of BCR-ABL, the most common mutation occurring in approximately ten percent of patients with drug resistance.

CML is a rare form of leukemia that is characterized by an excessive and unregulated production of white blood cells by the bone marrow due to a genetic abnormality that produces the BCR-ABL protein. After a chronic phase of production of too many white blood cells, CML typically evolves to the more aggressive phases referred to as accelerated phase and blast phase. Ph+ ALL is a subtype of acute lymphoblastic leukemia that carries the Ph+ chromosome that produces BCR-ABL. It has a more aggressive course than CML and is often treated with a combination of chemotherapy and tyrosine kinase inhibitors. The BCR-ABL protein is expressed in both of these diseases.

The FDA approval of Iclusig was based on results from the pivotal Phase 2 PACE (Ponatinib Ph+ ALL and CML Evaluation) trial in patients with CML or Ph+ ALL who were resistant or intolerant to prior TKI therapy, or who had the T315I mutation of BCR-ABL. Iclusig had robust anti-leukemic activity, with 54 percent of chronic-phase CML patients, including 70 percent of patients with the T315I mutation, achieving a major cytogenetic response, or MCyR, which was the primary endpoint of the PACE trial for chronic-phase patients. A MCyR means that 35 percent or less of the cells in a patient’s bone marrow test positive for the Philadelphia chromosome. In patients with advanced disease, 52 percent of accelerated-phase CML patients, 31 percent of blast-phase CML patients and 41 percent of Ph+ ALL patients achieved a major hematologic response, or MaHR, to Iclusig. MaHR was the primary endpoint in the trial for patients with advanced disease. A MaHR, as measured through the counting of white blood cells in blood and bone marrow, means that either a complete hematologic response has occurred or there is no evidence of leukemia. The most common non-hematologic adverse reactions reported (≥20%) were hypertension, rash, abdominal pain, fatigue, headache, dry skin, constipation, arthralgia, nausea, and pyrexia. Hematologic adverse reactions included thrombocytopenia, anemia, neutropenia, lymphopenia, and leukopenia.

The full prescribing information for Iclusig includes a boxed warning specifying that arterial thrombosis and hepatotoxicity have occurred in some patients during clinical trials of Iclusig. Cardiovascular, cerebrovascular, and peripheral vascular thrombosis, including fatal myocardial infarction and stroke, have occurred in Iclusig-treated patients. Serious arterial thrombosis occurred in 8% of Iclusig-treated patients. In addition, hepatotoxicity, liver failure and death have occurred in Iclusig-treated patients.

The recommended dose of Iclusig is a 45 mg tablet taken once daily, with or without food.

Status of other regulatory submissions

In August 2012, we filed for marketing authorization for Iclusig with the European Medicines Authority, or EMA, and we currently anticipate approval of our marketing authorization application, or MAA, in the third quarter of 2013. If applicable regulatory criteria are not met, the EMA could refuse to approve the MAA or delay the approval of Iclusig. In addition, we will need to obtain pricing and reimbursement approval in certain countries in Europe before it will be widely available for use. We currently anticipate receiving pricing and reimbursement approvals in Europe commencing in 2014.

We also plan to file for marketing authorization for Iclusig with regulatory authorities in other selected territories around the world, including Canada in mid-2013, Australia in the second half of 2013 and Japan in mid-2014. Each of these regulatory authorities has its own processes and timelines for the review and approval of marketing authorization applications.

Commercialization

We have commenced sales and marketing of Iclusig, and it is now commercially available to patients in the United States. We currently charge approximately $115,000, on a wholesale basis, for an annual supply of the recommended dose of Iclusig. We believe that we have a sufficient inventory of Iclusig available to satisfy our estimated requirements for commercial supply and continued clinical development during 2013.

We plan to commercialize Iclusig on our own in the United States and, subject to obtaining regulatory approval, in Europe and other selected territories worldwide. Our initial commercial strategy is to position Iclusig as the product of choice for CML and Ph+ ALL patients who are resistant or intolerant to TKI therapies. During the past year, we have been actively focused on preparing for the commercial launch of Iclusig in the United States, including establishing an experienced and trained sales force and other professional staff necessary for an effective launch, implementing systems and processes to support launch, developing tools and materials to be utilized during the commercialization of Iclusig and other activities, and arranging for Iclusig to be provided to patients primarily through a network of specialty pharmacies. In the United States, we have hired an experienced hematology/oncology team of approximately 60 professionals, including experienced account specialists, regional business directors, corporate account directors and medical science liaisons, that will target approximately 5,000 physicians who generate the majority of TKI prescriptions.

We have also initiated operations in Europe, with headquarters in Switzerland, in preparation for potential EMA approval of Iclusig. We have hired management and other key personnel in Switzerland who are building our business infrastructure and capabilities in Europe. We are hiring country-level personnel in key markets in Europe to build company and brand awareness upon approval, while managing the local country pricing and reimbursement process, and anticipate being ready for commercial launch of Iclusig in Europe by July 1, 2013.

Novartis and Bristol-Myers Squibb, the current leading marketers of TKI’s to treat CML and Ph+ ALL, have reported combined annual revenues in 2011 of nearly $5 billion for these drugs. The worldwide market for these therapies is growing annually. It is estimated that the markets in the United States and Europe account for about 70 percent of those revenues, with Japan accounting for an additional 10 percent. The number of newly diagnosed patients in these three geographies was estimated to be approximately 13,000 in 2011 and is expected to grow to approximately 14,000 in five years, based on data from third-party healthcare information providers. Through chronic treatment of their disease with available TKIs, we estimate that most of these patients will benefit from one or more therapies for over a decade. We believe that the majority of patients will likely switch therapies in the course of managing this chronic disease due to resistance or intolerance. We estimate that there are approximately 2,500 patients in the United States, 3,800 patients in Europe and 600 patients in Japan with CML and Ph+ ALL who will become resistant or intolerant to their existing TKI therapy in 2013, based on healthcare information providers and published data from clinical trials for existing CML therapies. As of January 2013, we estimate that global sales of Iclusig for treatment of patients with CML and Ph+ ALL patients may reach $1 billion by 2018, subject to the risks and cautionary statements set forth in the “Risk factors” section of this prospectus supplement.

Pipeline

Our product pipeline currently consists of three product candidates—Iclusig (for which we plan to seek approval in additional cancer indications and in countries outside of the United States), AP26113 and ridaforolimus, which is being developed by Merck under a license agreement we entered into with Merck in 2010.

Iclusig (for additional indications and regions)

In July 2012, we initiated a randomized Phase 3 clinical trial of ponatinib, referred to as the EPIC (Evaluation of Ponatinib versus Imatinib in Chronic Myeloid Leukemia) trial, in adult patients with newly diagnosed CML in the chronic phase. The trial is designed to provide definitive clinical data to support regulatory approval of ponatinib in newly diagnosed CML patients. This trial is a randomized, two-arm, multi-center trial that compares the efficacy of ponatinib with that of imatinib. Approximately 500 patients will be enrolled and randomized 1:1 to treatment with Iclusig or imatinib. The primary endpoint of the trial is major molecular response, or MMR, rate at 12 months of treatment. A MMR means that the RNA level of BCR-ABL in a patient’s blood is less than 0.1% on the International Scale. We currently anticipate completion of enrollment by the end of 2013, with an interim analysis of the data in mid-2014.

In August 2012, we initiated a multicenter Phase 1/2 clinical trial in Japan of Iclusig in Japanese patients with CML who have failed treatment with dasatinib or nilotinib or who have Ph+ALL and have failed prior treatment with TKIs. This trial is designed to establish the recommended dose for Iclusig and confirm its anti-leukemic activity in Japanese patients. We expect that this trial should provide the incremental data needed for initial regulatory approval of Iclusig in resistant or intolerant patients in Japan. The Phase 1 portion of the trial is designed to determine the recommended dose for Japanese patients and is expected to enroll at least 12 patients. The Phase 2 portion of the trial is expected to enroll 25 patients. The primary endpoint for chronic-phase CML patients is MCyR. The primary endpoint for accelerated and blast phase CML patients and for Ph+ALL patients is MaHR. We also expect that we will be able to enroll newly diagnosed Japanese patients in our EPIC trial, which would be used to support approval for this indication in Japan.

In January 2013, we announced an agreement with Newcastle University, U.K., on behalf of the U.K. National Cancer Research Institute, or NCRI, to collaborate on a multicenter, randomized Phase 3 trial, named SPIRIT 3, to assess the impact of switching patients with CML being treated with a first-line TKI, upon suboptimal response or treatment failure, to Iclusig. The SPIRIT 3 trial is designed as a randomized, two-arm, multicenter trial that compares MMR at three years in newly diagnosed patients treated with imatinib to those treated with nilotinib, when patients are “rescued” with Iclusig upon suboptimal response at three or 12 months or treatment failure. The SPIRIT 3 trial is designed to enroll adult patients with chronic-phase CML diagnosed within three months and previously untreated for CML with any TKI therapy. Approximately 1,000 patients will be randomized 1:1 to standard doses of imatinib (400 mg orally once daily) or nilotinib (300 mg orally twice daily). Patients will be switched to Iclusig (45 mg orally once daily) based on defined criteria of suboptimal response, treatment failure, or intolerance to first-line therapy. The primary endpoint of the trial is the proportion of patients who have achieved MMR at three years on their initially allocated first line of therapy, regardless of switch to Iclusig. The NCRI expects to begin enrollment in the trial in the second quarter of 2013.

In addition, we believe that Iclusig has potential applications beyond CML in other blood cancers and solid tumors, such as gastrointestinal stromal tumors, or GIST, acute myeloid leukemia and certain forms of non-small cell lung cancer, or NSCLC. We plan to initiate additional clinical trials of Iclusig as we continue development of this product candidate.

AP26113

AP26113 is an investigational inhibitor of anaplastic lymphoma kinase, or ALK, epidermal growth factor receptor, or EGFR, and repressor of silencing-1, or ROS1,—clinically validated targets in NSCLC. We initiated patient enrollment in a Phase 1/2 clinical trial of AP26113 in the third quarter of 2011. The protocol is designed to enroll approximately 50 to 60 patients in the Phase 1 portion of the trial and approximately 80 patients in the Phase 2 portion of the trial.

In September 2012, we announced initial clinical results from the Phase 1/2 trial of AP26113. The primary objectives of the Phase 1 portion of the trial are to determine the maximum tolerated dose and the recommended dose for further study of AP26113 and to characterize its safety and preliminary anti-tumor activity. At the time of the presentation, 34 patients had been enrolled in the study, and 19 remained on study. Safety data showed AP26113 to be generally well tolerated. The most common adverse events were nausea and fatigue. Of the 11 ALK-positive patients evaluable for response, eight patients demonstrated a partial response, or PR, using RECIST criteria. Of the six patients with EGFR-mutant NSCLC, all of whom had failed other treatments, one patient achieved a partial response and two patients had stable disease. We expect to commence the Phase 2 portion of the trial in the first half of 2013 and, subject to further discussions with the regulatory agencies, commence a pivotal trial of AP26113 in ALK-positive NSCLC patients in mid-2013 in parallel with the four cohorts of the Phase 2 portion of the trial. We estimate that there are approximately 14,200 ALK-positive, 5,300 ROS1-positive, and 35,400 EGFR-positive patients with advanced and metastatic NSCLC in the United States, Europe and Japan, who would be eligible for treatment with AP26113 in 2013, if it were approved, based on healthcare information providers.

Ridaforolimus

Ridaforolimus is an investigational inhibitor of the mammalian target of rapamycin, or mTOR, that we discovered and developed internally and later licensed in 2010 to Merck. Under the license agreement, Merck is responsible for all activities and funds all of the costs related to the development, manufacturing and commercialization of ridaforolimus in oncology. In the third quarter of 2011, Merck filed in the United States and Europe for regulatory approval of ridaforolimus as a maintenance therapy for patients with metastatic soft-tissue and bone sarcomas who had a favorable response to chemotherapy. In June 2012, the FDA issued a complete response letter regarding the New Drug Application, or NDA, filed by Merck, stating that the FDA cannot approve the application in its present form and that additional clinical trial(s) would need to be conducted to further assess safety and efficacy of ridaforolimus in this indication. In November 2012, Merck announced that it had formally notified the EMA of Merck’s decision to withdraw the MAA for ridaforolimus, because the data available to date and provided in the MAA were not sufficient to permit licensure of ridaforolimus in the European Union for the maintenance treatment of patients with soft tissue sarcoma or primary malignant bone tumor. In its announcement, Merck stated that it is studying ridaforolimus in combination with other drugs in other tumor types and that it is committed to the ongoing clinical trials of ridaforolimus. Under the license agreement, Merck has agreed to pay us milestone payments based on successful development of ridaforolimus and achievement of specified sales thresholds, as well as tiered, double-digit royalties on global net sales of ridaforolimus.

Drug discovery

In addition to our lead development programs, we have a drug-discovery program based on the computational and structure-based design platform that we have established and refined in the past decade. Our goal is to continue to discover novel, small-molecule, molecularly targeted therapies for cancer.

Company information

We were organized as a Delaware corporation in April 1991. Our corporate headquarters are located at 26 Landsdowne Street, Cambridge, Massachusetts 02139-4234, and our telephone number is (617) 494-0400. On January 4, 2013, we entered into a new lease to move our corporate headquarters and laboratory facilities to two buildings to be constructed by the landlord at 75 Binney Street and 125 Binney Street in Cambridge, Massachusetts, which will be known as the Alexandria Center at Kendall Square. We intend to move to the new buildings once they are completed, which is currently expected to occur in early 2015.

We maintain an internet website at www.ariad.com. The information on our website and any other website is not incorporated by reference into this prospectus supplement or the accompanying prospectus and does not constitute a part of this prospectus supplement or the accompanying prospectus.

The offering

Common stock offered by us in this offering	shares

Common stock to be outstanding after this offering	shares

Use of proceeds	We intend to use the net proceeds of this offering for our operations, including, but not limited to, sales, marketing, manufacturing and distribution of Iclusig; research and development, clinical trials, preparation and submission of regulatory approval filings and product manufacturing; expansion of operations in Europe and other territories to prepare for future commercial launch of products, if approved; and for other general corporate purposes, including, but not limited to, repayment or refinancing of existing indebtedness or other corporate borrowings, capital expenditures and possible acquisitions. See “Use of proceeds.”

Risk factors	You should read the “Risk factors” section of this prospectus supplement beginning on page S-8 for a discussion of factors to consider before deciding to purchase shares of our common stock.

Over-allotment option	We have granted the underwriters an option for a period of up to 30 days from the date of this prospectus supplement to purchase up to additional shares of common stock at the public offering price less the underwriting discounts and commissions to cover over-allotments, if any.

NASDAQ Global Select Market symbol	ARIA

The number of shares of common stock to be outstanding after this offering is based on 166,575,670 shares outstanding as of September 30, 2012, and excludes as of such date:

•	7,546,653 shares of our common stock issuable upon exercise of stock options outstanding under our stock plans, at a weighted average exercise price of $7.96 per share;

•	2,138,661 shares of our common stock issuable upon vesting of restricted stock units and performance share units outstanding under our stock plans; and

•	14,334,694 shares of our common stock available for future grant or issuance pursuant to our employee stock purchase and stock plans.

Unless we specifically state otherwise, all information in this prospectus supplement assumes that the underwriters do not exercise their option to purchase up to                     additional shares of our common stock.

Risk factors

Investing in our common stock involves significant risks. We caution you that the risks and uncertainties we describe below, among others, could cause our actual results to differ materially from those expressed in forward-looking statements made by us or on our behalf in filings with the Securities and Exchange Commission, or SEC, press releases, communications with investors and oral statements. Any or all such forward-looking statements we make may turn out to be wrong. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Consequently, no results expressed by our forward-looking statements can be guaranteed. Actual future results may differ materially from those anticipated in forward-looking statements. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosure we make in our reports filed with the SEC.

The risk factors set forth below supersede in their entirety the risk factors set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and our subsequent Quarterly Reports on Form 10-Q.

Risks relating to the development and commercialization of our products and product candidates

We will depend heavily on the commercial success of our lead product, Iclusig™ (ponatinib), which was recently approved by the FDA for sale in the United States. If we do not achieve commercial success with Iclusig, our business will suffer and our stock price will likely decline.

We obtained approval from the U.S. Food and Drug Administration, or FDA, on December 14, 2012, to sell our first new cancer medicine, Iclusig (ponatinib). We have commenced sales and marketing of Iclusig, and the medicine is now available to patients in the United States primarily through specialty pharmacies. Iclusig is a tyrosine kinase inhibitor, or TKI, that has been approved in the United States for the treatment of adult patients with chronic, accelerated or blast phase chronic myeloid leukemia, or CML, who are resistant or intolerant to prior TKI therapy, and the treatment of adult patients with Philadelphia chromosome-positive acute lymphoblastic leukemia, or Ph+ ALL, who are resistant or intolerant to prior TKI therapy.

Prior to the approval of Iclusig, we have not marketed a therapeutic product. As a result, we had no significant revenues from product sales in 2012 and we expect that a majority of our total revenues in 2013 and the next several years will be attributable to sales of Iclusig.

We cannot be certain that Iclusig will be commercially successful. In addition to the other challenges related to a company launching its first commercial drug, we will face competition from other TKIs that are currently approved for the treatment of patients with CML who are resistant or intolerant to prior TKI therapies, such as nilotinib marketed by Novartis, dasatinib marketed by Bristol-Myers Squibb, bosutinib marketed by Pfizer and omacetaxine mepesuccinate marketed by Teva Pharmaceutical Industries. In addition, we are conducting clinical trials and plan to seek regulatory approval of Iclusig for the treatment of newly diagnosed CML patients who have not previously received any TKI therapy and for patients who have had a suboptimal response or who have failed to respond to prior TKI therapy. If we are able to successfully develop and obtain approval of Iclusig for these patients, we would compete with existing TKIs.

Our future sales of Iclusig depend on numerous factors, including:

•

the number of patients with CML and Ph+ ALL who do not respond to one of the existing TKI therapies or are intolerant to them, as well as the number of newly diagnosed CML patients and the number of patients who have had a suboptimal response or who have failed to respond to prior TKI therapy, assuming we are successful in obtaining regulatory approval for these patient populations;

•	competition from other TKIs, which compete with Iclusig on the basis of, among other things, efficacy, cost, breadth of approved use and side-effect profile;

•	competition from any additional products for the treatment of CML that are approved by the FDA in the future;

•

the safety profile of Iclusig, including whether previously unknown side-effects or increased incidence or severity of known side-effects as compared to those seen during development are identified with the increased use of Iclusig after approval;

•

the effectiveness of our commercial strategy for marketing Iclusig and our execution of that strategy, including our pricing strategy and the effectiveness of our efforts to obtain adequate third-party reimbursements;

•	receipt of regulatory approvals for Iclusig, and any applicable pricing and reimbursement approvals, in Europe, Japan and other countries outside of the United States;

•	the acceptance of Iclusig by patients, the medical community and third-party payors;

•

results from clinical trials and the receipt of regulatory approvals in newly diagnosed CML patients and in patients who have had a suboptimal response or who have failed to respond to prior TKI therapy;

•	results from clinical trials and the receipt of regulatory approvals in any other indications that we may decide to pursue in blood cancers and solid tumors; and

•

our ability to meet the demand for commercial supplies of Iclusig and to maintain and successfully monitor commercial manufacturing arrangements for Iclusig with third-party manufacturers to ensure they meet our standards and those of regulatory authorities, including the FDA, which extensively regulate and monitor pharmaceutical manufacturing facilities.

While we believe that Iclusig has a competitive commercial profile, our current estimates of the revenues that Iclusig could generate in future periods may change based upon the above factors, and could be wrong. If our revenues, market share and/or other indicators of market acceptance of Iclusig do not meet the expectations of investors or public market analysts, the market price of our common stock would likely decline. In addition, if one or more of the factors above negatively affects Iclusig sales, our business and financial condition could be materially harmed.

We have never marketed a drug before, and if we are unable to establish and maintain an effective and specialized sales force and marketing infrastructure, we will not be able to commercialize Iclusig successfully.

In order to successfully commercialize Iclusig, we have built a marketing organization and a specialized sales force for Iclusig and have completed preparations for the commercial launch of

Iclusig in the United States. We are finalizing our preparations in Europe, including efforts to expand our marketing and sales teams. In addition, we have established a European headquarters in Switzerland to lead our commercial operations in Europe, in anticipation of the approval of the marketing authorization application for Iclusig. In order to support an effective launch of any product, we have had to make and will need to continue to make significant financial commitments and devote significant effort, in particular, to recruiting individuals with experience in the sales and marketing of pharmaceutical products.

We have no prior experience in building and maintaining a commercialization infrastructure in the United States or internationally. Factors that may hinder our efforts to establish and maintain a U.S. presence and develop an international sales, marketing and distribution infrastructure include:

•	inability to recruit, retain and effectively manage adequate numbers of effective sales and marketing personnel;

•	inability to establish or maintain relationships with specialty pharmacies, wholesalers and distributors;

•	inability to establish or implement internal controls and procedures required in connection with sales of pharmaceutical products;

•	inability of sales personnel to obtain access to or convince adequate numbers of physicians to prescribe our products;

•	lack of complementary products to be offered by sales personnel, which may put us at a competitive disadvantage relative to companies with more extensive product lines; and

•

unforeseen delays, costs and expenses associated with creating international capabilities, including an international sales and marketing organization and international supply chain and reimbursement capabilities.

If we are unable to establish and sustain our sales force and marketing capability for Iclusig, we may not be able to generate any product revenue, may generate increased expenses and may never become profitable.

We will need to continue to expend significant time and resources to train our Iclusig sales force to be credible, persuasive and compliant in discussing Iclusig with the specialists treating the patients indicated under label. We will also need to continue to train our sales force to ensure that a consistent and appropriate message about Iclusig is being delivered to our potential customers. In addition, if we are unable to effectively train our sales force and equip them with effective materials, including medical and sales literature to help them inform and educate potential customers about the benefits and risks of Iclusig and its proper administration, our ability to successfully commercialize Iclusig could be diminished, which could have a material adverse effect on our financial condition, stock price and operations.

We may also maintain high inventory levels to mitigate risks such as variability in product demand, long lead times for manufacturing, supply interruptions of raw materials and production disruptions at our approved manufacturing sites due to contamination, equipment failure or other facility-related issues. The capital required to maintain our desired inventory levels may impact our liquidity and cash flows, and may also heighten the risk of inventory obsolescence and write-offs.

If Iclusig and any of our product candidates are not accepted by patients, physicians and third-party payors, we will not be successful.

Our success is dependent on the commercial acceptance of Iclusig and any other product candidates that may be approved. Iclusig and any other approved product candidates may not achieve market acceptance among patients, physicians or third-party payors, even if we have obtained necessary regulatory and any applicable pricing and reimbursement approvals. Physicians and health care payors may conclude that Iclusig or our product candidates are not as safe and/or effective as competing therapies or are not as attractive based on a cost/benefit analysis as alternative treatments. For example, physicians may elect not to prescribe our drugs, and patients may elect not to request or take them for a variety of reasons, including lower demonstrated or perceived clinical safety and efficacy compared to other drugs; prevalence and severity of adverse events or other side effects; lack of cost-effectiveness; lack of reimbursement availability from third-party payors; a decision to wait for the approval of other therapies that are believed to have significant advantages over our drugs and drug candidates; convenience and ease of administration; other potential advantages of alternative treatment methods; or ineffective marketing and distribution support.

In addition, physicians and other health care providers may restrict their use of Iclusig due to the inclusion of a warning which is not present in some other competitive products. The full prescribing information for Iclusig includes a boxed warning specifying that arterial thrombosis and hepatotoxicity have occurred in some patients during our clinical trials of Iclusig. Cardiovascular, cerebrovascular, and peripheral vascular thrombosis, including fatal myocardial infarction and stroke, have occurred in Iclusig-treated patients. Serious arterial thrombosis occurred in 8% of Iclusig-treated patients. In addition, hepatotoxicity, liver failure and death have occurred in Iclusig-treated patients.

Failure to achieve significant market acceptance of Iclusig or any future approved product candidates or to be paid an adequate amount for our products will harm our business. We believe that recommendations by physicians and acceptance by health care payors will be essential for market acceptance of Iclusig and our product candidates. If Iclusig fails to achieve market acceptance, or our product candidates are approved and fail to achieve market acceptance, we will not be able to generate significant revenues.

Competing drugs or technologies may render some or all of our products or future products noncompetitive or obsolete.

Many well-known pharmaceutical, healthcare and biotechnology companies, which have substantially greater capital, research and development capabilities and experience, are presently engaged in one or more of the following activities:

•	developing products based on computational and structure-based drug design;

•	conducting research and development programs focused on the same biological targets or for the treatment of the various disease indications on which we are focused; and

•

manufacturing, marketing and selling pharmaceutical or medical device products for treatment of diseases in all of the various disease indications in which we or our current or possible future collaborators are focused.

Some of these entities already have competitive products on the market or product candidates in clinical trials or in more advanced preclinical studies than we do. Many of these entities also have substantially greater research, development, manufacturing and marketing resources and experience than us.

For example, Iclusig currently competes with existing CML therapies. In addition, we are conducting clinical trials and plan to seek regulatory approval of Iclusig for the treatment of newly diagnosed CML patients and of patients who have had a suboptimal response or who have failed to respond to prior TKI therapy. If we are able to successfully develop and obtain approval of Iclusig for these CML patients, we would compete with existing CML therapies.

Competing drugs or technologies may render some or all of our products or future products noncompetitive or obsolete, and we may not be able to make the enhancements to our products necessary to compete successfully with newly emerging drug products. Competing products on the market or in development may also lead us and our collaborators to revise or cease development of our product candidates in one or more indications for commercial reasons, even where clinical data may be promising. If we are unable to successfully compete in our chosen markets, we will not become profitable.

In order to execute our business plan and achieve the full commercial potential of Iclusig, we intend to seek regulatory approval to commercialize Iclusig outside of the United States and to seek approval of additional therapeutic indications and lines of therapy.

Based on sales of existing TKIs for the treatment of CML, we believe that there are significant commercial opportunities for the use of Iclusig globally in additional therapeutic indications and in additional lines of therapy, and we are actively pursuing these opportunities. In August 2012, we filed for marketing approval of ponatinib with the EMA for patients with CML and Ph+ ALL who have become resistant or intolerant to prior TKI therapy, and we currently anticipate approval in the third quarter of 2013. In August 2012, we also initiated a multicenter Phase 1/2 clinical trial in Japan of Iclusig in Japanese patients with CML who have failed treatment with dasatinib or nilotinib or who have Ph+ ALL and have failed prior treatment with TKIs. We expect that this trial should provide the incremental data needed to initiate pivotal trials to obtain regulatory approval of Iclusig in resistant or intolerant patients in Japan. In July 2012, we initiated a randomized Phase 3 clinical trial of ponatinib, referred to as the EPIC trial, in adult patients with newly diagnosed CML in the chronic phase. The trial is designed to provide definitive clinical data to support regulatory approval of ponatinib in patients who have not previously received treatment for CML. In January 2013, we announced an agreement with Newcastle University, U.K., on behalf of the U.K. National Cancer Research Institute CML Working Group, to collaborate on a multicenter, randomized Phase 3 trial, named SPIRIT 3, to assess the impact of switching patients with CML being treated with a first-line TKI, upon suboptimal response or treatment failure, to Iclusig. We also plan to initiate additional clinical trials of Iclusig in other indications as we continue development of this product candidate.

If we are not successful in obtaining regulatory approval of ponatinib in Europe or Japan or for other indications and additional lines of therapy, the market price of our common stock could decline and our business and financial condition could be materially harmed.

We may not succeed in developing expanded or additional marketable products, receiving regulatory approval or generating product revenues.

In addition to the successful commercialization of Iclusig, our success is also dependent on our ability to successfully complete development and obtain marketing approval for AP26113 and our other product candidates.

As with all scientific endeavors, we face much trial and error, and we and our collaborators may fail at numerous stages along the way, which could prevent us and our collaborators from successfully developing, obtaining approval for and marketing our drug candidates. Factors that could affect the timing and the ability to obtain regulatory approval and to achieve market acceptance and gain market share for Iclusig, AP26113 and any other product candidate include, among others, product formulation, dose, dosage regimen, the ability to obtain timely and sufficient patient enrollment in clinical trials, the risk of occurrence of adverse events and other side effects in patients participating in clinical trials, the attainment of clinical data that is sufficient to support regulatory approval, the ability to manufacture sufficient quantities of product candidates at commercially reasonable costs, the ability to fund commercial development and to build or access a sales force in the marketplace, the ability to successfully differentiate product candidates from competitive products such as nilotinib, dasatinib, bosutinib and omacetaxine mepesuccinate, the ability to educate physicians and build awareness about our product candidates, and the ability to sell, market and distribute such product candidates.

We may not receive regulatory approvals within the timeframes we anticipate, or at all, and ultimately we may not succeed in developing or commercializing additional products which will generate revenues for our company. If we are not successful in developing our product candidates and marketing any approved products, our business and financial condition could be materially harmed.

Positive results from earlier stage clinical trials may not be replicated in later-stage clinical trials, or regulatory authorities may conclude that clinical data from later-stage clinical trials is not sufficient to support approval.

A number of companies in the pharmaceutical and biotechnology industries have suffered significant setbacks in late-stage clinical trials even after achieving promising results in earlier-stage development. Accordingly, the results to date from preclinical studies and clinical trials for Iclusig and AP26113 may not be predictive of the results to be obtained from ongoing or future clinical trials. In addition, regulatory authorities may conclude that data generated from later-stage clinical trials are not sufficient to support approval. For example, although we were able to file an NDA and obtain regulatory approval for Iclusig on the basis of data from our pivotal Phase 2 PACE trial without conducting a Phase 3 trial, and we believe that a similar regulatory approval pathway could exist for AP26113, we may be required to conduct more clinical trials for AP26113 than we currently expect. If positive results from earlier stage trials are not replicated in later-stage trials, or we or our collaborators are required to conduct additional clinical trials or other testing of our product candidates beyond those currently contemplated, we or our collaborators may be delayed in obtaining, or may not be able to obtain, marketing approval for these product candidates, and we may lose the opportunity to generate product revenues or to earn additional development or regulatory milestones or royalties. Furthermore, potential competitive commercial factors may influence future decisions and directions by us or our collaborators on which clinical indications to pursue and when.

Risks relating to our financial position and capital requirements

We have incurred significant losses to date and may never be profitable.

Although we had net income in 2010 of $85.2 million, primarily attributable to our license agreement with Merck, we have incurred significant losses since our formation in 1991, and had an accumulated deficit of $717.4 million at September 30, 2012. Our losses have resulted principally from costs incurred in research and development of our product candidates, including clinical development of Iclusig, AP26113 and ridaforolimus (prior to our license with Merck), and from general and administrative costs, including costs incurred to prosecute and protect our intellectual property. In addition, we have incurred significant expenses in building a commercial organization to market, sell and distribute our products upon regulatory approval in the United States, Europe and other select markets, worldwide. It is likely that we will incur significant operating losses for the foreseeable future, as we continue our research and development activities and continue to build a sales and marketing organization to market Iclusig and in anticipation of obtaining regulatory approval to market additional product candidates, which approval may never occur. If our losses continue and we and our existing collaborators or potential future collaborators are unable to successfully develop, commercialize, manufacture and market Iclusig and any other approved product candidates and/or we are unable to enter into additional collaboration agreements or licenses for our intellectual property, we may never generate sufficient revenues to achieve profitability. Even if we and our collaborators are able to commercialize products and we are able to enter into collaboration agreements or licenses in the future, we may never generate sufficient revenues to have profitable operations.

Insufficient funding may jeopardize our research and development programs and may require us to reduce our operations or prevent commercialization of our products and technologies.

We have funded our operations to date through sales of equity securities, the incurrence of debt from commercial lenders, the receipt of upfront and milestone payments from Merck since July 2007, and, to a limited extent, other operating revenues. Most of our operating revenue to date has been generated through previous collaborative research and development agreements and existing licenses.

As of September 30, 2012, we had cash, cash equivalents and marketable securities totaling $206.7 million. We expect that our cash, cash equivalents and marketable securities as of September 30, 2012 and the anticipated net proceeds from this offering will be sufficient to fund our operations for at least two years. We will, however, require substantial additional funding for our research and development programs (including pre-clinical development and clinical trials), for the pursuit of regulatory approvals and for establishing or accessing manufacturing, marketing and sales capabilities related to Iclusig and any other approved products. We will also require funding for our operating expenses (including intellectual property protection and enforcement) as well as capital expenditures to maintain and improve our facilities, equipment and systems and provide for growth and expansion of our business.

We may from time to time access funding by issuing common stock or other securities in private placements or public offerings. We are currently a “well-known seasoned issuer” pursuant to rules of the U.S. Securities and Exchange Commission, or SEC, and have an active registration statement that allows us to sell additional shares of our common stock and other securities. We may also from time to time seek additional funding from technology licensing, or the issuance of debt or other structured funding alternatives. However, such additional funding may not be available at all, or on terms acceptable to us.

If we are not able to secure the significant funding which is required to maintain our operations or continue to fund current or future research and development programs at their current levels or at levels that may be required in the future, we may be required to reduce our operations or to delay, scale back, eliminate or terminate clinical trials for one or more of our product candidates. In addition, we may be required to enter into licenses, settlements or other arrangements with third parties on terms that may be unfavorable to us or to sell, license or relinquish rights to develop or commercialize our product candidates, approved products, technologies or intellectual property.

Raising additional capital by issuing securities or through collaboration and licensing arrangements may cause dilution to existing stockholders, restrict our operations or require us to relinquish proprietary rights.

We may seek to raise the additional capital necessary to fund our operations through public or private equity offerings, debt financings, and collaboration and licensing arrangements. To the extent that we raise additional capital through the sale of equity or convertible debt securities, our stockholders’ ownership interest will be diluted, and the terms of such securities may include liquidation or other preferences that adversely affect our stockholders’ rights or, in the case of debt securities, require us to pay interest that would reduce our cash flows from operations or comply with certain covenants that could restrict our operations. If we raise additional funds through collaboration and licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies or product candidates, or grant licenses on terms that are not favorable to us.

Forecasting sales of Iclusig may be difficult and revenue recognition may be deferred. If our revenue projections are inaccurate or revenue is deferred and our business forecasting and planning decisions are not reflected in our actual results, our business may be harmed and our future prospects may be adversely affected.

Iclusig may not be adopted rapidly, or at all, by physicians. Factors that can affect the rate of adoption and that can increase the difficulty of forecasting sales include the following:

•	physician and patient unfamiliarity with Iclusig;

•	cautionary prescribing behavior due to concerns regarding the safety and risk-benefit of Iclusig;

•	cautionary prescribing behavior due to lack of reimbursement history for Iclusig;

•	confusion and questions relating to the label;

•	difficulty in identifying appropriate patients for treatment with Iclusig;

•	the cost and availability of reimbursement for the product;

•	other aspects of physician education;

•	treatment guidelines issued by government and non-government agencies;

•	types of cancer for which the product is approved;

•	timing of market entry relative to competitive products;

•	availability of alternative therapies;

•	price of our product relative to alternative therapies, including generic versions of our products, or generic versions of innovative products that compete with our products;

•	patients’ reliance on patient assistance programs, under which we provide free drug;

•	rates of returns and rebates;

•	uncertainty of launch trajectory;

•	the ability of our third-party manufacturers to manufacture and deliver Iclusig in commercially sufficient quantities;

•	extent of marketing efforts by us and any third-party distributors or agents retained by us; and

•	side effects or unfavorable publicity concerning our products or similar products.

The extent to which any of these or other factors individually or in the aggregate may impact future sales of Iclusig is uncertain and difficult to predict. Our management must make forecasting decisions regarding future revenue in the course of business planning despite this uncertainty, and actual results of operations may deviate materially from projected results. This may lead to inefficiencies and increased difficulties in operational planning. If our revenues from Iclusig sales are lower than we anticipate or revenue is deferred, we will incur costs in the short term that will result in losses that are unavoidable. A shortfall in our revenue would have a direct impact on our cash flow and on our business generally. In addition, fluctuations in our quarterly results can adversely and significantly affect the market price of our common stock.

Our financial results depend on management’s selection of accounting methods and certain assumptions and estimates.

Our accounting policies and methods are fundamental to how we record and report our financial condition and results of operations. Our management must exercise judgment in selecting and applying many of these accounting policies and methods so they comply with generally accepted accounting principles and reflect management’s judgment of the most appropriate manner to report our financial condition and results. In some cases, management must select the accounting policy or method to apply from two or more alternatives, any of which may be reasonable under the circumstances, yet may result in our reporting materially different results than would have been reported under a different alternative.

Certain accounting policies are critical to the presentation of our financial condition and results of operations. The preparation of our financial statements requires us to make significant estimates, assumptions and judgments that affect the amounts of assets, liabilities, revenues and expenses and related disclosures. Significant estimates that may be made by us include assumptions used in the determination of revenue recognition, fair value measurement of tangible and intangible assets, research and development expenses and stock-based compensation. Although we base our estimates and judgments on historical experience, our interpretation of existing accounting literature and on various other assumptions that we believe to be reasonable under the circumstances, if our assumptions prove to be materially incorrect, actual results may differ materially from these estimates.

Significant additional losses or insufficient funding may cause us to default on certain covenants of our loan documents.

At September 30, 2012, we had $11.6 million outstanding under a term loan agreement with a bank. Pursuant to this loan agreement, we are required to maintain certain financial and non-financial covenants, including minimum cash, cash equivalents and investments of

$15 million, a default of any of which would allow the bank to demand payment of its loan. We currently have sufficient liquidity to fund payment of this loan if demand for payment were made. However, if we do not receive sufficient revenues from our collaborations and licenses or from any sales of our products, or if we are unable to raise adequate financing to fund continuing operations or otherwise to refinance our loan, we may not be able to maintain compliance with loan covenants, may be required to pay off the loan and may be required to reduce our spending on operations.

Risks relating to our reliance on third parties

We depend on third-party manufacturers, including sole source suppliers, to manufacture Iclusig and our product candidates and the materials we require for our clinical trials. We may not be able to maintain these relationships and could experience supply disruptions outside of our control.

We rely on a network of third-party manufacturers to manufacture and supply Iclusig for commercial sale and post-approval clinical trials, and our drug candidates for clinical trials and any commercial sales if they are approved. As a result of our reliance on these third-party manufacturers and suppliers, including sole source suppliers of certain components of Iclusig and our product candidates, we could be subject to significant supply disruptions. Our supply chain for sourcing raw materials and manufacturing drug product ready for distribution is a multi-step endeavor. Third-party contract manufacturers supply us with raw materials, and contract manufacturers in the United States convert these raw materials into drug substance and convert the drug substance into final dosage form. Establishing and managing this supply chain requires a significant financial commitment and the creation and maintenance of numerous third-party contractual relationships. Although we attempt to effectively manage the business relationships with companies in our supply chain, we do not have control over their operations.

We require a supply of Iclusig for sale in the United States, and we will require a supply of Iclusig for sale in international markets if we obtain marketing approvals outside of the United States. We currently rely, and expect to continue to rely, on sole source third-party manufacturers to produce starting materials, drug substance, and final drug product, and to package and label Iclusig and our product candidates. While we have identified and expect to qualify and engage back-up third party manufacturers as additional or alternative suppliers for the commercial supply of Iclusig, we currently do not have such arrangements in place. Moreover, some of these alternative manufacturers will have to be approved by the FDA before we can use them for manufacturing Iclusig. It is also possible that supplies of materials that cannot be second-sourced can be managed with inventory planning. There can be no assurance, however, that failure of any of our original sole source third party manufacturers to meet our commercial demands for Iclusig in a timely manner, or our failure to engage qualified additional or back-up suppliers for the commercial supply of Iclusig, would not have a material adverse effect on commercialization of Iclusig and our business.

Supply disruptions may result from a number of factors, including shortages in product raw materials, labor or technical difficulties, regulatory inspections or restrictions, shipping or customs delays or any other performance failure by any third-party manufacturer on which we rely. Any supply disruptions could disrupt sales of Iclusig and/or the timing of our clinical trials, which could have a material adverse impact on our business. Furthermore, we may be required to modify our production methods to permit us to economically manufacture our drugs for sale and our drug candidates for clinical trials. These modifications may require us to re-evaluate our resources and the resources of our third-party manufacturers, which could result in abrupt changes in our production methods and supplies.

In the course of providing its services, a contract manufacturer may develop process technology related to the manufacture of our products or drug candidates that the manufacturer owns, either independently or jointly with us. This would increase our reliance on that manufacturer or require us to obtain a license from that manufacturer in order to have Iclusig or our drug candidates manufactured by other suppliers utilizing the same process.

The failure of our third party manufacturers to meet our commercial demands for Iclusig in a timely manner, or our failure to engage qualified additional or back-up suppliers for the commercial supply of Iclusig, would have a material adverse effect on our business, results of operations and financial position.

We rely on a network of specialty pharmacies and distributors for Iclusig.

A specialty pharmacy is a pharmacy that specializes in the dispensing of medications for complex or chronic conditions, which often require a high level of patient education and ongoing management. The use of specialty pharmacies and distributors involves certain risks, including, but not limited to, risks that these specialty pharmacies and distributors will:

•	not provide us accurate or timely information regarding their inventories, the number of patients who are using our products or complaints about our products;

•	reduce their efforts or discontinue to sell or support or otherwise not effectively sell or support our products;

•	not devote the resources necessary to sell our products in the volumes and within the time frames that we expect;

•	be unable to satisfy financial obligations to us or others; or

•	cease operations.

We have limited experience in conducting clinical trials and are dependent upon the ability of third parties, including contract research organizations, collaborative academic groups, clinical trial sites and investigators, to conduct or to assist us in conducting clinical trials for our product candidates.

Notwithstanding our successful development of Iclusig to date, we have limited experience compared to many other biopharmaceutical companies in designing, initiating, conducting and monitoring the clinical trials necessary to obtain regulatory approval of our product candidates. We are currently conducting clinical trials of Iclusig and of AP26113. We are dependent upon our ability and/or the ability of our collaborators, licensees, contract research organizations, clinical trial sites and investigators to successfully design, initiate, conduct and monitor clinical trials. Failure by us or any of these parties to timely and effectively initiate, conduct and monitor our clinical trials could significantly delay or materially impair our ability to complete clinical trials and/or obtain regulatory approval of our product candidates and, consequently, could delay or materially impair our ability to generate revenues from them.

Because we have licensed ridaforolimus to Merck, we have no control over its development and commercialization.

We have entered into a license agreement with Merck for the development and commercialization of ridaforolimus. Among other provisions, Merck is responsible for the development of ridaforolimus in multiple oncology indications. There can be no assurance that Merck will satisfy its obligations to develop ridaforolimus in multiple oncology indications or that it will be successful in developing and commercializing ridaforolimus. Merck’s failure to devote sufficient financial and other resources to the development plan may delay the clinical development of ridaforolimus, which could lead to the delay in payment of clinical and regulatory milestones under our agreements and may delay eventual commercialization of a product candidate and any royalties we could receive on commercial sales. If Merck is not able to develop ridaforolimus successfully in one or more oncology indications, we will not receive any additional clinical and regulatory milestones or receive any royalties under the license agreement.

If any collaborator or licensee terminates its agreement with us or fails to perform its obligations under its agreement with us, or fails to comply with applicable law, the development and commercialization of our product candidates could be delayed or terminated.

Our current or future collaborations and licenses may not result in product candidates that are scientifically or commercially successful or result in the development or commercialization of any product candidates. In addition, disputes may arise in the future with respect to the ownership of rights to technology or product candidates developed with collaborators and licensees, which could have an adverse effect on our ability to develop and commercialize any affected product candidate.

Our current collaboration and license agreements allow, and we expect that any future collaborations and licenses will allow, either party to terminate the agreement for specified material breaches by the other party. If a collaborator or licensee terminates its agreement with us, for breach or otherwise, it may be difficult for us to attract new collaborators or licensees and could adversely affect how we are perceived in the business and financial communities. In addition, a collaborator or licensee could determine that it is in its financial interest to:

•

pursue alternative technologies or develop alternative products, either on its own or jointly with others, that may be competitive with the products on which it is collaborating with us or has licensed from us, which could affect its commitment to us;

•	pursue higher-priority programs or change the focus of its development programs, which could affect the collaborator’s or licensee’s commitment to us; or

•	choose to devote fewer resources to the marketing of our product candidates, if any are approved for marketing, than it does for product candidates of its own development.

If any of these events occur, the development and commercialization of one or more of our product candidates could be delayed, curtailed or terminated because we may not have sufficient financial resources or capabilities to continue such development and commercialization on our own.

Risks relating to our intellectual property

If our patents do not protect Iclusig or our product candidates, our exclusive commercial rights in the product or product candidate could be compromised, and if any of our approved drugs or product candidates infringe third-party patents, we could be subject to litigation and substantial liabilities.

We have numerous issued patents and patent applications pending in the United States, as well as counterparts in other countries. Our success will depend, in significant part, on our ability to obtain and maintain United States and foreign patent protection for Iclusig and our product candidates, their manufacture and uses; to preserve our trade secrets; and to operate without infringing the proprietary rights of third parties. In particular, we believe that composition-of-matter claims are the most significant patent claims for companies in our segment of the pharmaceutical industry that focus on small molecule drug candidates that are new chemical compounds. While we have patents or patent applications with composition-of-matter claims for Iclusig and each of our product candidates, only a portion of these patents have been granted to date. We cannot be certain that any patents will issue from our patent applications or, even if patents issue or have issued, that the issued claims will provide us with any significant protection against competitive products or otherwise be valuable commercially.

Due to evolving legal standards relating to the patentability, validity and enforceability of patents covering pharmaceutical inventions and the scope of claims made under these patents, our ability to maintain, obtain and enforce patents is uncertain and involves complex legal and factual questions. U.S. and foreign patent applications typically are maintained in confidence for a period of time after they initially are filed with the applicable patent office. Similarly, publication of discoveries in the scientific literature often lag behind actual discoveries. Consequently, we cannot be certain that we or our licensors were the first to invent, or the first to file patent applications covering Iclusig, our product candidates or their manufacture or use.

Third parties, including a number of our competitors, have developed competing and/or complementary technologies upon which patent applications have been filed and patents have been granted. These third-party technologies concern in part compounds, compositions, methods of use and production of such compounds and compositions, targets, genes and gene mutations, and the use of such targets, genes and gene mutations to identify drug candidates and develop companion diagnostic methods and corresponding kits. Third party intellectual property protecting such technologies that are related to our business may cover or conflict with our patent applications, technologies or product candidates as well as those of complementary businesses which our business relies upon. Such conflicts could limit the scope of the patents that we may be able to obtain or may result in the denial of our patent applications. If a third party were to obtain intellectual property protection for any of the foregoing, we may be required to challenge such protection, terminate or modify our programs impacted by such protection or obtain licenses from such third parties, which might not be available on acceptable terms. Also, if a third party were to introduce a product into the market which we believe infringes our patents, we may be required to enforce our patent rights or seek to obtain an injunction or other relief, which could be time-consuming and expensive.

Our patents may be challenged by third parties, in connection with a third party’s Abbreviated New Drug Application, or ANDA, or otherwise, resulting in the patent being deemed invalid, unenforceable or narrowed in scope, which could compromise the scope or duration of our exclusive rights in the relevant product. An ANDA can be filed as early as four years after FDA approval of a drug. Other challenges to a patent may be mounted without regard to the date of an FDA approval. Also, our pending patent applications may not issue, and we may not receive any additional patents. Our patents as issued or as subsequently limited by any litigation might not contain claims that are sufficiently broad to prevent others from circumventing our patent protection and utilizing our technologies. For instance, the issued patents relating to Iclusig and our product candidates may be limited to a particular molecule or molecules and may not cover similar molecules that have similar clinical properties. Consequently, our competitors may independently develop competing products that do not infringe our patents or other intellectual property.

The laws of some foreign jurisdictions do not protect intellectual property rights to the same extent as in the United States and other companies have encountered significant difficulties in protecting and defending such rights in foreign jurisdictions. If we encounter such difficulties or are otherwise precluded from effectively protecting our intellectual property rights in foreign jurisdictions, our business could be substantially harmed.

Because of the extensive time required for development, testing and regulatory review of a drug candidate, it is possible that, before any of our drug candidates can be commercialized, any related patent may expire or remain in force for only a short period following commercialization of our drug candidates, thereby reducing any advantages of the patent. To the extent our approved drugs or drug candidates are not commercialized significantly ahead of the expiration date of any applicable patent, or to the extent we have no other patent protection on such approved drugs or drug candidates, those drugs and drug candidates would not be protected by patents, and we would then need to rely solely on other types of exclusivity, such as orphan drug exclusivity and other types of regulatory exclusivity available under the Food, Drug and Cosmetic Act.

If we are unable to protect the confidentiality of our trade secrets, our business and competitive position could be harmed.

In addition to seeking patents for some of our technology and products, we also rely on trade secrets, including unpatented know-how, technology, and other proprietary information, to maintain our competitive position. We seek to protect these trade secrets, in part, by entering into non-disclosure and confidentiality agreements with parties that have access to them, such as our employees, collaborators, outside scientific collaborators, sponsored researchers, contract manufacturers, consultants, advisors and other third parties. We also have entered into confidentiality and invention or patent assignment agreements with our employees and our consultants. Any of these parties may breach the agreements and disclose our proprietary information, and we may not have adequate remedies for any such breach. Enforcing a claim that a party illegally disclosed or misappropriated a trade secret is difficult, expensive and time-consuming, and the outcome is unpredictable. In addition, some courts inside and outside the United States are less willing or unwilling to protect trade secrets. If any of our trade secrets were to be lawfully obtained or independently developed by a competitor, we would have no right to prevent them from using that technology or information to compete with us. If any our trade secrets were to be disclosed to or independently developed by a competitor, our competitive position could be harmed.

Risks relating to our operations

If we fail to manage our growth effectively, our business may suffer.

The number of our employees increased by approximately 100% in 2012, and we expect to experience additional growth in 2013. We have built out the commercial organization that is responsible for the commercial launch of Iclusig in the United States and are building out our sales capabilities in Europe to prepare for the commercial launch of Iclusig there if it receives marketing approval. However, we have no prior experience in launching a drug product, and we may experience delays or other difficulties in commencing and conducting sales and marketing activities for Iclusig, including implementing required internal controls and procedures, that would negatively impact our commercialization efforts. In addition, because our drug discovery and development activities are highly technical in nature, we require the services of highly qualified and trained scientists who have the skills necessary to conduct these activities. We need to attract and retain employees with experience in these fields. We face intense competition for our personnel from our competitors, our collaborators and other companies throughout our industry. Moreover, the growth of local biotechnology companies and the expansion of major pharmaceutical companies into the Cambridge area have increased competition for the available pool of skilled employees, especially in technical fields, and the high cost of living in the Cambridge area makes it difficult to attract employees from other parts of the country to these areas. Any inability to manage growth could delay the implementation of our business plans or disrupt our operations. For example, on January 4, 2013, we entered into a new lease to move our corporate headquarters and laboratory facilities to two buildings to be constructed by the landlord at 75 Binney Street and 125 Binney Street in Cambridge, Massachusetts, which will be known as the Alexandria Center at Kendall Square. We intend to move to the new buildings once they are completed, which is currently expected to occur in early 2015. Our ability to commercialize Iclusig and achieve our research and development objectives depends on our ability to respond effectively to these demands and expand our internal organization to accommodate additional anticipated growth. If we are unable to hire qualified personnel or manage our growth effectively, there could be a material adverse effect on our business.

Our business has a substantial risk of product liability claims. If we are unable to obtain appropriate levels of insurance, product liability claims could adversely affect our business.

Our business exposes us to potential product liability risks inherent in the testing, manufacturing, marketing and sale of pharmaceutical products. Prior to obtaining regulatory approval to market our products, we or our collaborators are required to test such products in human clinical trials at health care institutions pursuant to agreements which indemnify such institutions in case of harm caused to patients by our products. We may not be able to avoid significant product liability exposure resulting from use of our products. We have product liability insurance and clinical trial insurance in amounts that we believe are adequate to cover this risk. However, our insurance may not provide adequate coverage against potential liabilities. If a claim is brought against us, we might be required to pay legal and other expenses to defend the claim, as well as pay uncovered damages awards resulting from a claim brought successfully against us and these damages could be significant and have a material adverse effect on our financial condition. Furthermore, whether or not we are ultimately successful in defending any such claims, we might be required to direct significant financial and managerial resources to such defense, and adverse publicity is likely to result.

Risks associated with operating in foreign countries could materially adversely affect our business.

We have expanded our operations in Europe in order to market Iclusig internationally, if approved. In addition, we have manufacturing, collaborative and clinical trial relationships outside the United States. Consequently, we are, and will continue to be, subject to risks related to operating in foreign countries. Risks associated with conducting operations in foreign countries include:

•	differing regulatory requirements for drug approvals and regulation of approved drugs in foreign countries;

•	changes in tariffs, trade barriers and regulatory requirements;

•	economic weakness, including inflation, or political instability in particular foreign economies and markets;

•	compliance with tax, employment, immigration and labor laws for employees living or traveling abroad;

•	foreign taxes, including withholding of payroll taxes;

•	foreign currency fluctuations, which could result in increased operating expenses or reduced revenues, and other obligations incident to doing business or operating in another country;

•	workforce uncertainty in countries where labor unrest is more common than in the United States;

•	production shortages resulting from any events affecting raw material supply or manufacturing capabilities abroad; and

•	business interruptions resulting from geo-political actions, including war and terrorism.

These and other risks associated with our international operations could materially adversely affect our business.

In addition, our international operations are subject to regulation under United States law. For example, the Foreign Corrupt Practices Act prohibits United States companies and their representatives from offering, promising, authorizing or making payments to foreign officials for the purpose of obtaining or retaining business abroad. In many countries, the health care professionals we regularly interact with may meet the definition of a foreign government official for purposes of the Foreign Corrupt Practices Act. We also are subject to import/export control laws. Failure to comply with domestic or foreign laws could result in various adverse consequences, including the possible delay in approval or refusal to approve a product, recalls, seizures, withdrawal of an approved product from the market, the imposition of civil or criminal sanctions, the prosecution of executives overseeing our international operations and corresponding adverse publicity and negative perception of our company in foreign countries.

The loss of key members of our scientific and management staff could delay and may prevent the achievement of our research, development and business objectives.

We are substantially dependent on our key officers and members of our staff responsible for areas such as drug development, clinical trials, regulatory affairs, drug discovery, manufacturing,

commercial operations, business development and intellectual property protection and licensing. As we continue to expand our capabilities in connection with the launch of Iclusig and in anticipation of the possible launch of any additional commercial products, a loss of key personnel or a failure to properly integrate new personnel could be disruptive. While we have entered into employment agreements with all of our executive officers, these officers may terminate their employment with us at any time. The value to employees of stock-related benefits that vest over time, such as options and restricted stock units, will be significantly affected by movements in our stock price that we cannot control, and may at any point in time be insufficient to counteract more lucrative offers from other companies. The loss of, and failure to promptly replace, any member of our management team could significantly delay and may prevent the achievement of our research, development and business objectives.

If we do not comply with laws regulating the protection of the environment and health and human safety, our business could be adversely affected.

Our research and development efforts involve the controlled use of hazardous materials, chemicals and various radioactive compounds. Although we believe that our safety procedures for handling and disposing of these materials comply with the standards prescribed by state, federal and foreign regulations, the risk of accidental contamination or injury from these materials cannot be eliminated. If an accident occurs, we could be held liable for resulting damages, which could be substantial. We also are subject to numerous environmental, health and workplace safety laws and regulations, including those governing laboratory procedures, exposure to blood-borne pathogens and the handling of biohazardous materials. Although we maintain workers’ compensation insurance to cover us for costs we may incur due to injuries to our employees resulting from the use of these materials, this insurance may not provide adequate coverage against potential liabilities. We maintain insurance to cover pollution conditions or other extraordinary or unanticipated events relating to our use and disposal of hazardous materials that we believe is appropriate based on the small amount of hazardous materials we generate. Additional federal, state and local laws and regulations affecting our operations may be adopted in the future. We may incur substantial costs to comply with, and substantial fines or penalties if we violate, any of these laws or regulations.

A breakdown or breach of our information technology systems could subject us to liability or interrupt the operation of our business.

We rely upon our information technology systems and infrastructure for our business. The size and complexity of our computer systems make them potentially vulnerable to breakdown, malicious intrusion and random attack. Likewise, data privacy breaches by employees and others who access our systems may pose a risk that sensitive data may be exposed to unauthorized persons or to the public. There can be no assurance that our management or diligence efforts will prevent breakdowns or breaches in our systems that could adversely affect our business.

Risks relating to regulatory approvals, pricing and reimbursement

Clinical trials for our product candidates are expensive and time consuming, may take longer than we expect or may not be completed at all, and their outcome is uncertain.

We and our collaborators are currently conducting multiple clinical trials for our clinical product candidates, and we and our collaborators expect to commence additional trials of Iclusig and our product candidates in the future. Each of our clinical trials requires the investment of substantial expense and time and the timing of the commencement, continuation and completion of these clinical trials may be subject to significant delays attributable to various causes, including scheduling conflicts with participating clinicians and clinical institutions, difficulties in identifying and enrolling patients who meet trial eligibility criteria, failure of patients to complete the clinical trial, delay in or failure to obtain IRB approval to conduct a clinical trial at a prospective site, and shortages of available drug supply. Patient enrollment is a function of many factors, including the size of the target patient population, the proximity of patients to clinical sites, the eligibility criteria for the trial, the existence of competing clinical trials and the availability of alternative established or investigational treatments.

We depend on medical institutions and clinical research organizations, or CROs, to conduct our clinical trials in compliance with FDA and other applicable requirements and guidelines, often referred to as Good Clinical Practices, and to the extent they fail to enroll patients for our clinical trials, are delayed for a significant time in achieving full enrollment, or fail to follow proper procedures, we may be affected by increased costs, program delays or both, which may harm our business. In addition, we conduct clinical trials in foreign countries which may subject us to further delays and expenses as a result of increased drug shipment costs, additional regulatory requirements and the need to engage foreign CROs, as well as expose us to risks associated with less experienced clinical investigators who are unknown to the FDA, different standards of medical care, and fluctuating foreign currency exchange rates.

Clinical trials must be conducted in accordance with Good Clinical Practices and are subject to oversight by the FDA, other foreign governmental agencies and IRBs at the medical institutions where the clinical trials are conducted. In addition, clinical trials must be conducted with product candidates produced under current Good Manufacturing Practices, or cGMP, conditions. We, the FDA or other foreign governmental agencies could delay, suspend or halt our clinical trials of a product candidate for numerous reasons, including:

•	deficiencies in the conduct of the clinical trial, including failure to conduct the clinical trial in accordance with regulatory requirements or clinical protocols;

•	the product candidate may have unforeseen adverse side effects, including fatalities, or a determination may be made that a clinical trial presents unacceptable health risks;

•	the time required to determine whether the product candidate is effective may be longer than expected;

•	the product candidate may not be more effective than current therapies;

•	the quality or stability of the product candidate may fall below acceptable standards;

•	our inability to produce or obtain sufficient quantities of the product candidate to complete the trials;

•	our inability to obtain IRB approval to conduct a clinical trial at a prospective site;

•

lack of adequate funding to continue the clinical trial, including the incurrence of unforeseen costs due to enrollment delays, requirements to conduct additional trials and studies and increased expenses associated with the services of our CROs and other third parties;

•	our inability to recruit and enroll patients to participate in clinical trials for reasons including competition from other clinical trial programs for the same or similar indications; or

•

our inability to retain patients who have initiated a clinical trial but may be prone to withdraw due to side effects from the therapy, lack of efficacy or personal issues, or who are lost to further follow-up.

In addition, clinical trial results are frequently susceptible to varying interpretations that may delay, limit or prevent regulatory approvals. Negative or inconclusive results or adverse medical events, including patient fatalities that may be attributable to our product candidates, during a clinical trial could cause it to be redone or terminated. Further, some of our clinical trials may be overseen by an independent data monitoring committee, or DMC, and a DMC may recommend a delay or suspension in one or more of these trials due to safety or futility findings based on events occurring during a clinical trial.

If clinical trials of any of our product candidates fail, we or our collaborators may not be able to obtain marketing approval for the product candidate that is the subject of the failed clinical trials. The FDA and foreign regulatory agencies could also require additional clinical trials before or after granting of marketing approval for any products, which could result in increased costs and significant delays in the development and commercialization of such products and could result in the withdrawal of such products from the market after initially obtaining marketing approval. Our failure, or the failure of our collaborators, to adequately demonstrate the safety and efficacy of a product candidate in clinical development could delay or prevent obtaining marketing approval of the product candidate and, after obtaining marketing approval, data from post-approval studies could result in the product being withdrawn from the market, either of which would likely have a material adverse effect on our business.

We may not be able to obtain government regulatory approval to market our product candidates.

Other than Iclusig, which has been approved in the United States for the treatment of adult patients with chronic, accelerated or blast phase CML who are resistant or intolerant to prior TKI therapy and the treatment of adult patients with Ph+ ALL who are resistant or intolerant to prior TKI therapy, none of our product candidates has been approved for commercialization in any country. Prior to commercialization, each product candidate will be subject to an extensive and lengthy review process in the United States and in other countries. We or our collaborators may not be able to obtain regulatory approval for any product candidates, or even if approval is obtained, the labeling for such products may place restrictions on their use that could materially impact the marketability and profitability of those products. Satisfaction of regulatory requirements, which includes satisfying the FDA and foreign regulatory authorities that the product is both safe and effective for its intended uses, typically takes several years or more depending upon the type, complexity, novelty and safety profile of the product and requires the expenditure of substantial resources. Uncertainty with respect to meeting the regulatory requirements governing our product candidates may result in excessive costs or extensive delays in the regulatory review process.

We will not be able to sell our product candidates if we or our third-party manufacturers fail to comply with current good manufacturing practice requirements.

Before approving any of our product candidates, the FDA will inspect the facility or facilities at which the drug product is manufactured and will not approve the drug candidate unless it is satisfied with our or our third-party manufacturer’s compliance with cGMPs. The manufacturing of our product candidates must comply with cGMP requirements of the FDA and similar requirements of regulatory agencies in other countries. These requirements govern, among other things, manufacturing, quality control and documentation procedures. We, or any third-party manufacturer of our product candidates, may not be able to comply with these requirements, which would prevent us from obtaining approval for commercialization of our products. Material changes to the manufacturing processes or a change in manufacturer of products after approvals have been granted are also subject to review and approval by the FDA or other regulatory agencies. Following approval, such facilities are subject to continuing FDA and foreign regulatory requirements including inspections and failure to comply with cGMPs or similar regulations could result in regulatory action including market withdrawals and recalls.

Iclusig and each of our product candidates will remain subject to ongoing regulatory review even if they receive marketing approval. If we or our collaborators or contractors fail to comply with applicable regulations, we or they may be subject to enforcement action that could adversely affect us.

We and our collaborators and contractors will continue to be subject to extensive regulation by the FDA and other regulatory authorities even after our product candidates are approved. We and our collaborators and contractors will continue to be subject to FDA requirements governing, among other things the manufacture, packaging, sale, promotion, adverse event reporting, storage and recordkeeping of our approved products. The Commissioner of the FDA has put FDA-regulated entities on notice that they should expect to see more enforcement actions in all areas regulated by the FDA. Although we have not received any notice that we are the subject of any investigations or enforcement actions, it is possible that we may be in the future and that could have a material adverse effect on our business. We or any applicable collaborator of ours may be slow to adapt, or may never adapt, to changes in existing regulatory requirements or adoption of new regulatory requirements.

If we or any applicable collaborator of ours fails to comply with the requirements of the FDA and other U.S. or foreign governmental or regulatory authorities with jurisdiction over our products or operations or previously unknown problems with our products, manufacturers or manufacturing processes are discovered, we or our collaborator could be subject to administrative or judicially imposed sanctions, including warning letters; civil or criminal penalties; fines; injunctions; product seizures or detentions; import bans; voluntary or mandatory product recalls; suspension or withdrawal of regulatory approvals; total or partial suspension of production; and refusal to approve pending applications for marketing approval of new drugs or supplements to approved applications.

Government and other third-party payors seek to contain costs of health care through legislative and other means. If they fail to provide coverage and adequate reimbursement rates for our products, our revenues will be harmed.

In both domestic and foreign markets, sales of products depend in part upon the availability of reimbursement from third-party payors. Third-party payors include government health programs such as Medicare and Medicaid, managed care providers, and private health insurers.

Governments and other third-party payors continually try to contain or reduce the costs of health care through various means. For example, in certain foreign markets, pricing of pharmaceutical products is subject to governmental control. In the United States, there have been, and we expect that there will continue to be, a number of federal and state proposals to implement similar governmental control. The Patient Protection and Affordable Care Act and the Health Care and Education Affordability Reconciliation Act of 2010 (collectively, the Affordable Care Act or ACA)

will require discounts under the Medicare drug benefit program and increases the rebates paid by pharmaceutical companies on drugs covered by Medicaid. In addition, the ACA imposes an annual fee, which will increase annually, on sales by branded pharmaceutical manufacturers. The financial impact of these discounts, increased rebates and fees and the other provisions of the ACA on our business is unclear, and there can be no assurance that our business will not be materially harmed by future implementation of the ACA.

In addition, third-party payors are increasingly attempting to contain health care costs by demanding price discounts or rebates and limiting both the types and variety of drugs that they will cover and the amounts that they will pay for drugs. As a result, they may not cover or provide adequate payment for our products. We may have to conduct post-marketing studies in order to demonstrate the cost-effectiveness of Iclusig or any other future drugs to such payors’ satisfaction.

Such studies might require us to commit a significant amount of management’s time and financial and other resources. Our products might not ultimately be considered cost-effective. Adequate third-party reimbursement might not be available to enable us to maintain price levels sufficient to realize an appropriate return on our investment in product development.

Reimbursement rates may vary according to the use of the drug and the clinical setting in which it is used, may be based on payments allowed for lower-cost products that already are reimbursed, may be incorporated into existing payments for other products or services, and may reflect budgetary constraints and/or imperfections in Medicare or Medicaid data used to calculate these rates. Net prices for products are often reduced by mandatory discounts or rebates required by government health care programs or by privately-negotiated discounts. Moreover, the United States federal government, state governments and private payors frequently pursue actions against pharmaceutical companies alleging that the companies have overstated prices in order to inflate reimbursement rates. Any such action could adversely affect the pricing of and the commercial success of our products.

Any legislation or regulatory changes or relaxation of laws that restrict imports of drugs from other countries also could reduce the net price we receive for our products.

If we market any of our products in a manner that violates federal or state health care laws, including fraud and abuse laws, laws prohibiting off-label promotion, disclosure laws or other similar laws, we may be subject to civil or criminal penalties.

We are subject to health care “fraud and abuse” laws, such as the federal False Claims Act and the anti-kickback provisions of the federal Social Security Act, laws prohibiting off-label product promotion and other similar state and federal laws and regulations. While we have a corporate compliance program designed to actively identify, prevent and mitigate risk through the implementation of compliance policies and systems and the promotion of a culture of compliance, if we are found not to be in full compliance with these laws our business could be materially harmed.

The federal anti-kickback law prohibits knowingly and willfully offering, paying, soliciting, receiving or providing remuneration, directly or indirectly, in exchange for or to induce either the referral of an individual, or the ordering, furnishing, arranging for or recommending of an item or service that is reimbursable, in whole or in part, by a federal health care program, such as Medicare or Medicaid. The federal statute has been interpreted to apply to arrangements between pharmaceutical manufacturers on the one hand and prescribers, patients, purchasers and formulary managers on the other hand, and therefore constrains our marketing practices and our various service arrangements with physicians, including physicians who make clinical decisions to use our products. Although there are a number of statutory exemptions and regulatory safe harbors protecting certain common activities from prosecution, the exemptions and safe harbors are drawn narrowly, and practices that involve remuneration intended to induce prescribing, purchasing, or recommending may be subject to scrutiny or penalty if they do not qualify for an exemption or safe harbor.

Federal false claims laws prohibit any person from knowingly presenting, or causing to be presented, a false claim for payment to the federal government, or knowingly making, or causing to be made, a false statement to get a false claim paid. Pharmaceutical companies have been prosecuted under these laws for a variety of alleged promotional and marketing activities, such as providing free product to customers with the expectation that the customers would bill federal programs for the product; reporting to pricing services inflated average wholesale prices that were then used by federal programs to set reimbursement rates; engaging in promotion for uses that the FDA has not approved, known as “off-label” uses, that caused claims to be submitted to Medicaid for non-covered off-label uses; and submitting inflated “best price” information to the Medicaid Rebate Program.

Although physicians are permitted to, based on their medical judgment, prescribe products for indications other than those cleared or approved by the FDA, manufacturers are prohibited from promoting their products for such off-label uses. We market Iclusig for the treatment of adult patients with chronic, accelerated or blast phase CML who are resistant or intolerant to prior TKI therapy and adult patients with Ph+ ALL who are resistant or intolerant to prior TKI therapy, and provide promotional materials to physicians regarding the use of Iclusig in these patient populations. If the FDA determines that our promotional materials or other activities constitute off-label promotion, it could request that we modify our promotional materials or other activities or subject us to regulatory enforcement actions, including the issuance of a warning letter, injunction, seizure, civil fine and criminal penalties. It also is possible that other federal, state or foreign enforcement authorities might take action if they believe that the alleged improper promotion led to the submission and payment of claims for an off-label use, which could result in significant fines or penalties under other statutory authorities, such as laws prohibiting false claims for reimbursement. Even if it is later determined we were not in violation of these laws, we may be faced with negative publicity, incur significant expenses defending our actions and have to divert significant management resources from other matters.

Also applicable to some of our practices is HIPAA and its implementing regulations, which created federal criminal laws that prohibit executing a scheme to defraud any health care benefit program or making false statements relating to health care matters and which also imposes certain regulatory and contractual requirements regarding the privacy, security and transmission of individually identifiable health information.

The majority of states also have statutes or regulations similar to the federal anti-kickback law and false claims laws, which apply to items and services reimbursed under Medicaid and other state programs, or, in several states, apply regardless of the payor. In addition, certain states have laws governing the privacy of certain health information, which may differ from each other in significant ways and often are not preempted by HIPAA, complicating compliance efforts. Sanctions under these federal and state laws may include civil monetary penalties, exclusion of a pharmaceutical manufacturer’s products from reimbursement under government programs and criminal fines. Even if we are not determined to have violated these laws, government investigations into these issues typically require the expenditure of significant resources and generate negative publicity, which could harm our business.

In recent years, several states and localities, including California, the District of Columbia, Maine, Minnesota, Nevada, New Mexico, Vermont and West Virginia, have enacted legislation requiring pharmaceutical companies to establish marketing compliance programs, file periodic reports with the state or make periodic public disclosures on sales, marketing, pricing, clinical trials, HCP payments and other activities. Similar legislation is being considered in other states. Additionally, as part of the ACA, the federal government has enacted the Physician Payment Sunshine provisions. The Physician Payment Sunshine provisions require pharmaceutical manufacturers to publicly report gifts and payments made to physicians and teaching hospitals. On December 14, 2011, CMS published a proposed rule and in November 2012, a final rule was sent to the Office of Management and Budget for regulatory review. Issuance of the final regulation is anticipated on or around February 25, 2013. When the final rule is issued, many of these requirements will be new and uncertain, and the penalties for failure to comply with these requirements will be significant. If we are found not to be in full compliance with these laws, we could face enforcement action, fines and other penalties, and could receive adverse publicity.

The ACA also includes various provisions designed to strengthen significantly fraud and abuse enforcement, such as increased funding for enforcement efforts and the lowering of the intent requirement of the federal anti-kickback statute and criminal health care fraud statute such that a person or entity no longer needs to have actual knowledge of this statute or specific intent to violate it.

If our past or present operations are found to be in violation of any such laws or any other governmental regulations that may apply to us, we may be subject to penalties, including civil and criminal penalties, damages, fines, exclusion from federal health care programs and/or the curtailment or restructuring of our operations. The risk of our being found in violation of these laws is increased by the fact that many of them have not been fully interpreted by the regulatory authorities or the courts, and their provisions are subject to a variety of interpretations. Any action against us for violation of these laws, even if we successfully defend against them, could cause us to incur significant legal expenses and divert our management’s attention from the operation of our business.

The sales and marketing practices of our industry have been the subject of increased scrutiny from federal and state government agencies, and we believe that this trend will continue. Any action against us for violation of these laws, even if we successfully defend against them, could cause us to incur significant legal expenses and divert our management’s attention from the operation of our business.

Future health care reform measures could hinder or prevent commercial success of our drugs and drug candidates.

The United States federal government and other governments have shown significant interest in pursuing health care reform. Any government-adopted reform measures could adversely affect the pricing of health care products, including our approved product and/or any future product candidates approved for sale. The continuing efforts of governments, insurance companies, managed care organizations and other payors for health care products to contain or reduce health care costs may adversely affect our ability to set prices we believe are fair for our products or any drugs we may develop and commercialize.

New laws, regulations and judicial decisions, or new interpretations of existing laws, regulations and decisions, relating to health care availability, methods of delivery or payment for drugs, or sales, marketing or pricing, may limit our potential revenues, and we may need to revise our research and development or commercialization programs. The pricing and reimbursement environment may change in the future and become more challenging for any of several reasons, including policies advanced by the U.S. government, new health care legislation or fiscal challenges faced by government health administration authorities. Specifically, in the United States and some foreign jurisdictions, there have been a number of legislative and regulatory proposals and initiatives to change the health care system in ways that could affect our ability to sell products. Some of these proposed and implemented reforms could result in reduced reimbursement rates for our current or future products, which would adversely affect our business, operations and financial results. As discussed above, the recently enacted ACA may have far reaching consequences for companies like us. As a result of this new legislation, substantial changes could be made to the current system for paying for health care in the United States, including changes made in order to extend medical benefits to those who currently lack health insurance coverage. Extending coverage to a large population could substantially change the structure of the health insurance system and the methodology for reimbursement. If reimbursement for our products is substantially less than we expect in the future, or rebate obligations associated with them are substantially increased, our business could be materially and adversely affected.

Further federal and state proposals and health care reforms in and outside of the United States could limit the prices that can be charged for our products and may further limit our commercial opportunity. Our results of operations could be materially adversely affected by the ACA, by the Medicare prescription drug coverage legislation, by the possible effect of such current or future legislation on amounts that private insurers will pay and by other health care reforms that may be enacted or adopted in the future.

Risks relating to this offering and our common stock

Investors in this offering will pay a much higher price than the book value of our stock.

If you purchase common stock in this offering, you will incur an immediate and substantial dilution in net tangible book value of $         per share, after giving effect to the sale by us of                     shares in this offering at the public offering price of $         per share. In addition, in the past, we have issued options to acquire common stock at prices significantly below the offering price. To the extent these outstanding options are ultimately exercised, you will incur additional dilution. See “Dilution” on page S-37 for more information about the dilution you will incur in this offering.

Our management will have broad discretion over the use of the net proceeds from this offering, and you may not agree with how we use the proceeds and the proceeds may not be invested successfully.

Our management will have broad discretion as to the use of the net proceeds from this offering and could use them for purposes other than those contemplated at the time of this offering. Accordingly, you may be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that the proceeds will be invested in a way that does not yield a favorable, or any, return for ARIAD.

Sales of a significant number of shares of our common stock in the public markets, or the perception that such sales could occur, could depress the market price of our common stock.

Sales of a substantial number of shares of our common stock in the public markets could depress the market price of our common stock and impair our ability to raise capital through the sale of additional equity securities. We, our directors and our executive officers have agreed not to sell, dispose of or hedge any common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus supplement continuing through and including the date 60 days after the date of this prospectus supplement, subject to certain exceptions. The underwriters may, in their discretion, release the restrictions on any such shares at any time without notice. We cannot predict the effect that future sales of our common stock would have on the market price of our common stock.

Results of our operations, general market conditions for biotechnology stocks and other factors could result in a sudden change in the value of our stock.

As a biopharmaceutical company which has just received regulatory approval for its first drug product, we continue to experience significant volatility in the price of our common stock. In 2012, our stock price ranged from a high of $25.40 to a low of $12.26. Some of the many factors that could contribute to such volatility include:

• our success in commercializing Iclusig;

• announcements regarding results and timing of preclinical studies and clinical trials for our product candidates;

•	our plans for seeking marketing approval and the expected timing of any regulatory approvals of our product candidates, including approval of Iclusig outside of the United States;

•	announcements of financial results and other operating performance measures, including product revenues during the initial period after Iclusig’s commercial launch;

•	our funding resources and requirements, including announcements of new equity or debt financings;

•	evidence of the safety or efficacy of our product candidates;

•	decisions by regulatory agencies that may impact our product candidates;

•	the timing of our receipt of, or our failure to receive, future milestones under our license agreement with Merck;

•	announcements regarding existing collaborations or new collaborations or our failure to enter into collaborations;

•	announcements regarding product developments or regulatory approvals obtained by companies developing competing products;

•	announcements of technological innovations or new therapeutic product candidates;

•	developments relating to intellectual property rights, including licensing, litigation and governmental regulation;

•	healthcare or cost-containment legislation and public policy pronouncements;

•	sales of our common stock by us, our insiders or our other stockholders;

•	market conditions for biopharmaceutical stocks in general; and

•	general economic and market conditions.

The stock markets, and the markets for biotechnology stocks in particular, have experienced volatility that has often been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our common stock. Investors may not be able to sell when they desire due to insufficient buyer demand and may realize less than, or lose all of, their investment.

Anti-takeover provisions of Delaware law and provisions in our charter and bylaws could delay, discourage or make more difficult a third-party acquisition of control of us.

Because we are a Delaware corporation, the certain provisions of Delaware law could delay, discourage or make more difficult a third-party acquisition of control of us, even if the change in control would be beneficial to stockholders or the stockholders regard it as such. We are subject to the provisions of Section 203 of the Delaware General Corporation Law, or DGCL, which prohibits certain “business combination” transactions (as defined in Section 203) with an “interested stockholder” (defined in Section 203 as a 15% or greater stockholder) for a period of three years after a stockholder becomes an “interested stockholder”, unless the attaining of “interested stockholder” status or the transaction is pre-approved by our board of directors, the transaction results in the attainment of at least an 85% ownership level by an acquirer or the transaction is later approved by our board of directors and by our stockholders by at least a 66 2/3% vote of our stockholders other than the “interested stockholder”, each as specifically provided in Section 203.

In addition, because our board of directors is a classified board, as described below, Section 141(k)(1) of the DGCL provides that directors may only be removed by the stockholders and then only for “cause”. Further, Section 242(b)(1) of the DGCL provides that amendment of our certificate of incorporation requires that the amendment be determined by the board of directors to be advisable and be submitted by our board of directors to our stockholders for action by them and then approved by our stockholders holding a majority of the outstanding shares of our common stock.

Our certificate of incorporation and our bylaws, each as currently in effect, also contain certain provisions that may delay, discourage or make more difficult a third-party acquisition of control of us:

•	a classified board of directors, with three classes of directors, each serving for a staggered three-year term, such that not all members of the board of directors may be elected at one time;

•	the authorized number of directors may be changed only by resolution of the board of directors;

•	any vacancies on the board of directors may only be filled by a majority of the directors then serving, although not a quorum, and not by the stockholders;

•	the ability of the board of directors to issue preferred stock that could dilute the stock ownership of a potential unsolicited acquirer and so possibly hinder an acquisition of control of us that is not approved by our board of directors, including through the use of preferred stock in connection with a shareholder rights plan which we could adopt by action of the board of directors;

•

record date-setting provisions for annual and special meetings of stockholders and actions by written consent, provisions regulating the conduct of meetings of stockholders and action by written consent, and “advance notice” timing and informational requirements for stockholder nominations to our board of directors at stockholder meetings or for stockholder proposals that can be acted on at stockholder meetings or by written consent; and

•

the inability of our stockholders to call a special meeting of stockholder, the limitation of matters to be acted upon at an annual meeting of stockholders to those matters proposed by the Company or properly brought before the meeting and the limitation of matters to be acted upon at a special meeting of stockholders to matters which we place on the agenda for the meeting.

These provisions of the DGCL and our certificate of incorporation and our bylaws may delay, discourage or make more difficult certain types of transactions in which our stockholders might otherwise receive a premium for their shares over the current market price, and might limit the ability of our stockholders to approve transactions that they think may be in their best interest.

Special note regarding forward-looking statements

This prospectus supplement, the accompanying prospectus, the documents we have filed with the SEC that are incorporated by reference and any free writing prospectus that we have authorized for use in connection with this offering contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. These statements relate to future events or to our future operating or financial performance and involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Forward-looking statements may include, but are not limited to, statements about:

•	our commercialization efforts and commercial opportunity for Iclusig;

•	the safety and efficacy of Iclusig and our product candidates;

•	the progress, timing and results of clinical trials and research and development efforts involving our product candidates;

•	the submission of applications for and receipt of regulatory clearances and approvals;

•	our plans to conduct future clinical trials or research and development efforts;

•	estimates of the potential market opportunity and potential or projected sales for Iclusig and our product candidates;

•	our estimated expenditures and projected cash needs;

•	our expectations about partnering, acquisitions, licensing and marketing; and

•	the use of proceeds from this offering.

In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “would,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “projects,” “predicts,” “potential” and similar expressions intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. We discuss many of these risks in greater detail under the heading “Risk factors” beginning on page S-8 of this prospectus supplement and in our SEC filings. Also, these forward-looking statements represent our estimates and assumptions only as of the date of the document containing the applicable statement.

You should read this prospectus supplement, the accompanying prospectus, the documents we have filed with the SEC that are incorporated by reference and any free writing prospectus that we have authorized for use in connection with this offering completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in the foregoing documents by these cautionary statements. Unless required by law, we undertake no obligation to update or revise any forward-looking statements to reflect new information or future events or developments. Thus, you should not assume that our silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements.

Use of proceeds

We estimate that the net proceeds we will receive from this offering, based on the public offering price of $         per share, will be approximately $         million, after deducting the underwriting discounts and commission and estimated offering expenses payable by us, or approximately $         million if the underwriters exercise their over-allotment option in full.

The net proceeds of this offering are expected to be used for:

•	sales, marketing, manufacturing and distribution of Iclusig in the United States and other territories around the world, subject to regulatory approval in such territories;

•	ongoing global development of our product candidates, including clinical trials, product and process development activities, manufacturing and other activities;

•	expansion of operations in Europe and other territories to prepare for future commercial launch of products, if approved;

•	discovery research efforts to add to our pipeline of product candidates; and

•	other general corporate purposes, including, but not limited to, repayment or refinancing of existing indebtedness or other corporate borrowings, capital expenditures and possible acquisitions.

We have not determined the amounts we plan to spend on any of the areas listed above or the timing of these expenditures. The amounts and timing of these expenditures will depend on a number of factors, such as the timing and progress of our research and development efforts, technological advances and the competitive environment for our product candidates. As a result, our management will have broad discretion to allocate the net proceeds from this offering. We have no current plans, commitments or agreements with respect to any acquisitions and may not make any acquisitions. Pending application of the net proceeds as described above, we may initially invest the net proceeds in short-term, investment-grade, interest-bearing securities or apply them to the reduction of short-term indebtedness.

Based on our current operating plans, the estimated net proceeds from this offering, together with existing cash, cash equivalents and marketable securities, are expected to be sufficient to fund our operations for at least two years.

Dilution

The net tangible book value of our common stock on September 30, 2012 was $163.6 million, or $0.98 per share of common stock. Our net tangible book value per share is calculated by subtracting our total liabilities from our total tangible assets and dividing this amount by the number of shares of our common stock outstanding on September 30, 2012. After giving effect to the sale by us of all                 shares of common stock that we are offering at the public offering price of $                 per share and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, our as adjusted net tangible book value as of September 30, 2012 would have been $                 million, or $                 per share of our common stock. This represents an immediate increase in net tangible book value of $                 per share to our existing stockholders and an immediate dilution in net tangible book value of $                 per share to new investors purchasing common stock in this offering. The following table illustrates this per share dilution:

Public offering price per share			$
Net tangible book value per share as of September 30, 2012		$0.98
Increase per share attributable to new investors	$

As adjusted net tangible book value per share after the offering

Dilution per share to new investors			$

If the underwriters exercise in full their option to purchase                 additional shares of common stock at the public offering price of $                 per share, the as adjusted net tangible book value after this offering would be $                 per share, representing an increase in net tangible book value of $                 per share to existing stockholders and immediate dilution in net tangible book value of $                 per share to new investors purchasing our common stock in this offering.

The information above does not include:

•	7,546,653 shares of our common stock issuable upon exercise of stock options outstanding under our stock plans as of September 30, 2012, at a weighted average exercise price of $7.96 per share;

•	2,138,661 shares of our common stock issuable upon vesting of restricted stock units and performance share units outstanding under our stock plans as of September 30, 2012; and

•	14,334,694 shares of our common stock available as of September 30, 2012 for future grant or issuance pursuant to our employee stock purchase and stock plans.

To the extent options outstanding as of September 30, 2012 have been or may be exercised or other shares have been or are issued, there may be further dilution to new investors.

Price range of common stock

Our common stock is listed on The NASDAQ Global Select Market under the symbol “ARIA.” The last reported sale price for our common stock on January 22, 2013 was $20.38 per share. The table below sets forth high and low sale prices for our common stock during the periods indicated.

	High	Low

Fiscal Year ended December 31, 2011
First Quarter	$7.69	$5.04
Second Quarter	11.94	7.50
Third Quarter	13.50	7.55
Fourth Quarter	12.66	7.72

Fiscal Year ended December 31, 2012
First Quarter	$16.76	$12.26
Second Quarter	18.10	14.10
Third Quarter	24.36	16.61
Fourth Quarter	25.40	18.83

Fiscal Year ending December 31, 2013
First Quarter (through January 22, 2013)	$21.05	$18.32

Dividend policy

We have not declared or paid dividends on our common stock in the past and do not intend to declare or pay such dividends in the foreseeable future. Our long-term debt agreement prohibits the payment of cash dividends.

Underwriting

We are offering the shares of common stock described in this prospectus through a number of underwriters. J.P. Morgan Securities LLC, Cowen and Company, LLC, Jefferies & Company, Inc. are acting as joint book-running managers of the offering. We have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus, the number of shares of common stock listed next to its name in the following table:

Name	Number of shares

J.P. Morgan Securities LLC

Cowen and Company, LLC

Jefferies & Company, Inc.
Total

The underwriters are committed to purchase all the common shares offered by us if they purchase any shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

The underwriters propose to offer the common shares directly to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $         per share. Any such dealers may resell shares to certain other brokers or dealers at a discount of up to $         per share from the public offering price. After the public offering of the shares, the offering price and other selling terms may be changed by the underwriters. Sales of shares made outside of the United States may be made by affiliates of the underwriters.

We have also granted to the underwriters an option, exercisable for 30 days from the date of the final prospectus related to this offering, to purchase up to an aggregate of                     additional shares of common stock at the public offering price listed on the cover page of this prospectus, less underwriting discounts. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of common stock offered by this prospectus. If any shares are purchased with this over-allotment option, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

The underwriting fee is equal to the public offering price per share of common stock less the amount paid by the underwriters to us per share of common stock. The underwriting fee is

$         per share. The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	Without over-allotment exercise	With full over-allotment exercise
Per Share	$	$
Total	$	$

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $550,000.

A prospectus in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters to selling group members that may make Internet distributions on the same basis as other allocations.

We have agreed that we will not (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, or file with the Securities and Exchange Commission, or SEC, a registration statement under the Securities Act of 1933, as amended, or the Securities Act, relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, or (ii) enter into any swap or other arrangement that transfers, in whole or in part, any of the economic consequences associated with the ownership of any shares of common stock or any such other securities (regardless of whether any of these transactions are to be settled by the delivery of shares of common stock or such other securities, in cash or otherwise), in each case without the prior written consent of J.P. Morgan Securities LLC on behalf of the underwriters for a period of 60 days after the date of this prospectus. Notwithstanding the foregoing, if (1) during the last 17 days of the 60-day restricted period, we issue an earnings release or material news or a material event relating to our company occurs; or (2) prior to the expiration of the 60-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 60-day period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

The restrictions described in the immediately preceding paragraph do not apply, subject to certain conditions, to the following:

•	the sale of shares of common stock pursuant to the underwriting agreement;

•	the issuance of shares of our common stock upon pursuant to our stock plans and our employee stock purchase plan;

•	the issuance of shares of our common stock upon the exercise of warrants outstanding on the date hereof;

•	the filing by us of any Registration Statement on Form S-8 or a successor form thereto; or

•

the issuance of shares of common stock or securities convertible into or exercisable or exchangeable for shares of common stock representing in the aggregate no more than 5% of our issued and outstanding shares of common stock as of the date of the underwriting agreement, which may be sold only to collaborators, vendors, manufacturers, distributors, customers or other similar parties pursuant to a collaboration, licensing agreement, strategic alliance, manufacturing or distribution arrangement or similar transaction, so long as the recipients of such securities shall sign and deliver a lock-up agreement.

Our directors and executive officers have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which each of these persons or entities, with limited exceptions, for a period of 60 days after the date of this prospectus, may not, without the prior written consent of J.P. Morgan Securities LLC on behalf of the underwriters, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock (including, without limitation, common stock or such other securities which may be deemed to be beneficially owned by such persons or entities in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant) or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock or such other securities (regardless of whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of common stock or such other securities, in cash or otherwise), or (iii) make any demand for or exercise any right with respect to the registration of any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock. Notwithstanding the foregoing, if (1) during the last 17 days of the 60-day restricted period, we issue an earnings release or material news or a material event relating to our company occurs; or (2) prior to the expiration of the 60-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 60-day period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

The restrictions described in the immediately preceding paragraph do not apply, subject to certain conditions, to the following:

• the transfer of shares of our common stock as a bona fide gift or gifts;

•

the transfer to any trust for the direct or indirect benefit of the individual executing the lock-up agreement or a member of his or her immediate family in a transaction not involving a disposition for value;

•

the transfer by will, other testamentary document or intestate succession to the legal representative, heir, beneficiary or a member of the immediate family of the individual executing the lock-up agreement;

•	the exercise of options to purchase shares of common stock granted under our stock plans;

•	the establishment of a trading plan pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, for the transfer of common stock; or

•	the transfer, sale or disposal of shares of common stock held by the individual executing the lock-up agreement pursuant to a trading plan existing on the date of the underwriting agreement.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.

In connection with this offering, J.P. Morgan Securities LLC on behalf of the underwriters may engage in stabilizing transactions, which involve making bids for, purchasing and selling shares of common stock in the open market for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress. These stabilizing transactions may include making short sales of the common stock, which involves the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing shares of common stock on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ over-allotment option referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their over-allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the over-allotment option. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the common stock, including the imposition of penalty bids. This means that if the representatives of the underwriters purchase common stock in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.

These activities may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock, and, as a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on The NASDAQ Global Select Market, in the over-the-counter market or otherwise.

In addition, in connection with this offering certain of the underwriters (and selling group members) may engage in passive market making transactions in our common stock on The NASDAQ Global Select Market prior to the pricing and completion of this offering. Passive market making consists of displaying bids on The NASDAQ Global Select Market no higher than the bid prices of independent market makers and making purchases at prices no higher than these independent bids and effected in response to order flow. Net purchases by a passive market maker on each day are generally limited to a specified percentage of the passive market maker’s average daily trading volume in the common stock during a specified period and must be discontinued when such limit is reached. Passive market making may cause the price of our common stock to be higher than the price that otherwise would exist in the open market in the absence of these transactions. If passive market making is commenced, it may be discontinued at any time.

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling with Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The securities are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such securities will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), from and including the date on which the European Union Prospectus Directive (the “EU Prospectus Directive”) is implemented in that Relevant Member State (the “Relevant Implementation Date”) an offer of securities described in this prospectus may not be made to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the EU Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•

to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•

to fewer than 100 natural or legal persons (other than qualified investors as defined in the EU Prospectus Directive) subject to obtaining the prior consent of the book-running managers for any such offer; or

•	in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of securities to the public” in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the same may be varied in that Member State by any measure implementing the EU Prospectus Directive in that Member State and the expression EU Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

Legal matters

The validity of the shares of common stock offered hereby will be passed upon for us by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., Boston, Massachusetts. Members of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. and certain members of their families and trusts for their benefit own an aggregate of approximately 5,000 shares of our common stock. Proskauer Rose LLP, New York, New York, will act as counsel to the underwriters in connection with this offering.

Experts

The financial statements incorporated in this prospectus supplement by reference from the Company’s Annual Report on Form 10-K and the effectiveness of ARIAD Pharmaceuticals, Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Where you can find more information

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC’s public reference facilities at 100 F Street, N.E., Room 1580, Washington, D.C. 20549.

You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference facilities. SEC filings are also available at the SEC’s web site at http://www.sec.gov. Our common stock is listed on The NASDAQ Global Select Market, and you can read and inspect our filings at the offices of the Financial Industry Regulatory Authority at 1735 K Street, Washington, D.C. 20006.

This prospectus supplement is only part of a registration statement on Form S-3 that we have filed with the SEC under the Securities Act and therefore omits certain information contained in the registration statement. We have also filed exhibits and schedules with the registration statement that are excluded from this prospectus supplement, and you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or other document. You may inspect a copy of the registration statement, including the exhibits and schedules, without charge, at the public reference room or obtain a copy from the SEC upon payment of the fees prescribed by the SEC.

We also maintain a website at www.ariad.com, through which you can access our SEC filings. The information set forth on our website is not part of this prospectus.

Incorporation of certain information by reference

The SEC allows us to “incorporate by reference” information that we file with them. Incorporation by reference allows us to disclose important information to you by referring you to those other documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. Statements in this prospectus regarding the provisions of certain documents filed with, or incorporated by reference in, the registration statement are not necessarily complete and each statement is qualified in all respects by that reference. Copies of all or any part of the registration statement, including the documents incorporated by reference or the exhibits, may be obtained upon payment of the prescribed rates at the offices of the SEC listed above in “Where to Find More Information.” The documents we are incorporating by reference are:

•	our annual report on Form 10-K for the fiscal year ended December 31, 2011 filed on February 29, 2012, as amended by a Form 10-K/A filed on March 30, 2012;

•	our quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2012 filed on May 9, 2012;

•	our quarterly report on Form 10-Q for the fiscal quarter ended June 30, 2012 filed on August 9, 2012;

•	our quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2012 filed on November 9, 2012;

•

our current reports on Form 8-K filed on February 15, 2012, February 28, 2012 (only the portions of Items 8.01 and 9.01 deemed to be “filed”), May 9, 2012 (only the portions of Items 8.01 and 9.01 deemed to be “filed”), June 4, 2012, June 6, 2012, June 19, 2012, June 26, 2012, July 27, 2012, July 30, 2012, August 2, 2012 (only the portions of Items 8.01 and 9.01 deemed to be “filed”), August 30, 2012, September 19, 2012, October 1, 2012, October 24, 2012, November 7, 2012 (only the portions of Items 8.01 and 9.01 deemed to be “filed”), December 11, 2012, December 17, 2012, January 8, 2013 and January 8, 2013;

•	the portions of our definitive proxy statement on Schedule 14A that are deemed “filed” with the SEC under the Securities Exchange Act of 1934, as amended, filed on April 30, 2012;

•

the description of our common stock contained in our registration statement on Form 10/A filed on June 25, 1993, including any amendment or report filed for the purpose of updating such description; and

•

all documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, on or after the date of this prospectus and before the termination of offerings under this prospectus are deemed to be incorporated by reference into, and to be a part of, this prospectus, except in each case for information contained in any such filing where we indicate that such information is being furnished and is not considered “filed” under the Securities Exchange Act of 1934, as amended.

The SEC file number for each of the documents listed above is 000-21696.

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon the request of any such person, a copy of any or all of the information incorporated herein by reference (exclusive of exhibits to such documents unless such exhibits are specifically incorporated by reference herein). Requests, whether written or oral, for such copies should be directed to: Investor Relations, ARIAD Pharmaceuticals, Inc., 26 Landsdowne Street, Cambridge, Massachusetts 02139-4234. Our telephone number is (617) 494-0400.

You should rely only on information contained in, or incorporated by reference into, this prospectus and any prospectus supplement. We have not authorized anyone to provide you with information different from that contained in this prospectus or incorporated by reference in this prospectus. We are not making offers to sell the securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

PROSPECTUS

COMMON STOCK

PREFERRED STOCK

DEBT SECURITIES

WARRANTS

UNITS

This prospectus will allow us to issue, from time to time at prices and on terms to be determined at or prior to the time of the offering, any combination of the securities described in this prospectus, either individually or in units. We may also offer common stock or preferred stock upon conversion of the debt securities, common stock upon conversion of the preferred stock, or common stock, preferred stock or debt securities upon the exercise of warrants. In addition, this prospectus may be used to offer securities for the account of persons other than us. We will provide you with specific terms of any offering in one or more supplements to this prospectus. This prospectus may not be used to offer or sell our securities unless accompanied by a prospectus supplement. You should read this prospectus and any prospectus supplement, as well as any documents incorporated by reference into this prospectus or any prospectus supplement, carefully before you invest.

Our common stock is listed on The NASDAQ Global Market under the symbol “ARIA.” On December 13, 2011, the last reported sale price of our common stock was $11.01 per share. Prospective purchasers of our securities are urged to obtain current information as to the market prices of our securities, where applicable.

Investing in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks that we have described on page 4 of this prospectus under the caption “Risk Factors.” We may include specific risk factors in supplements to this prospectus under the caption “Risk Factors.”

Our securities may be sold directly to investors, through agents designated from time to time or to or through underwriters or dealers. If any underwriters are involved in the sale of our securities with respect to which this prospectus is being delivered, the names of such underwriters and any applicable commissions or discounts and over-allotment options will be set forth in a prospectus supplement. The price to the public of such securities and the net proceeds that we expect to receive from such sale will also be set forth in a prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 14, 2011.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings. Each time securities are offered under this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering.

This prospectus does not contain all of the information included in the registration statement. For a more complete understanding of the offering of the securities, you should refer to the registration statement, including its exhibits. The prospectus supplement may also add, update or change information contained or incorporated by reference in this prospectus. You should read both this prospectus and the applicable prospectus supplement together with additional information under the headings “Where You Can Find More Information” and “Incorporation by Reference.” To the extent there are inconsistencies between any prospectus supplement, this prospectus and any documents incorporated by reference, the document with the most recent date will control.

You should rely only on information contained in, or incorporated by reference into, this prospectus and any prospectus supplement. We have not authorized anyone to provide you with information different from that contained in this prospectus or incorporated by reference in this prospectus. We are not making offers to sell the securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such an offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such an offer or solicitation.

The information contained in this prospectus is accurate only as of the date on the front cover of this prospectus and information we have incorporated by reference in this prospectus is accurate only as of the date of the document incorporated by reference. You should not assume that the information contained in, or incorporated by reference into, this prospectus is accurate as of any other date.

Unless the context otherwise requires, “ARIAD,” “the Company,” “we,” “us,” “our” and similar names refer to ARIAD Pharmaceuticals, Inc. and our subsidiaries.

ABOUT ARIAD PHARMACEUTICALS, INC.

Overview

ARIAD’s vision is to transform the lives of cancer patients with breakthrough medicines. Our mission is to discover, develop and commercialize small-molecule drugs to treat cancer in patients with the greatest and most urgent unmet medical need — aggressive cancers where current therapies are inadequate.

We are building a pipeline of product candidates that has the potential to expand and improve current treatment options for patients with cancer. Each of our product candidates — ponatinib, AP26113 and ridaforolimus — was discovered internally by our scientists based on our expertise in cell-signaling, cancer biology and structure-based drug design. We believe that our product candidates have the potential to treat multiple cancer indications, and we anticipate pursuing broad development of each.

Ponatinib is an investigational pan BCR-ABL inhibitor that we believe has broad potential applications in various hematological cancers and solid tumors. In the third quarter of 2011, we completed enrollment of approximately 450 patients in a pivotal Phase 2 clinical trial of ponatinib in patients with chronic myeloid leukemia, or CML, or Philadelphia-positive acute lymphoblastic leukemia, or Ph+ ALL. Subject to further patient follow-up and data analysis in this trial, we expect to file for marketing approval of ponatinib in this indication in the middle of 2012. Subject to obtaining marketing approval, we intend to commercialize ponatinib in the United States, Europe and other markets around the world.

AP26113 is an investigational dual inhibitor of anaplastic lymphoma kinase, or ALK, and epidermal growth factor receptor, or EGFR — two clinically validated targets in non-small cell lung cancer, or NSCLC.

In the third quarter of 2011, we commenced a Phase 1/2 clinical trial to determine the initial safety, tolerability, pharmacokinetic profile, recommended dose and preliminary anti-tumor activity of AP26113.

Ridaforolimus is an investigational mTOR inhibitor that we discovered and licensed in 2010 to Merck & Co., Inc., or Merck. Merck is responsible for all activities related to the development, manufacturing and commercialization of ridaforolimus in oncology and funds 100 percent of all ridaforolimus costs. We intend to co-promote ridaforolimus in the United States, if approved. In the third quarter of 2011, Merck filed in both Europe and the United States for regulatory approval of ridaforolimus in patients with metastatic soft-tissue and bone sarcomas who had a favorable response to chemotherapy. Under the license agreement, Merck has agreed to pay us milestone payments based on specified regulatory submissions and approvals of ridaforolimus in multiple cancer indications and achievement of specified sales thresholds, as well as royalties upon commercialization of ridaforolimus.

Our goal is to build a fully integrated oncology company. We are focused on building a commercial organization to market, distribute and sell our products upon regulatory approval in the United States, Europe and in other markets around the world.

Corporate Information

We were organized as a Delaware corporation in April 1991. Our corporate headquarters are located at 26 Landsdowne Street, Cambridge, Massachusetts 02139-4234, and our telephone number is (617) 494-0400. We maintain an internet website at www.ariad.com. The information on our website and any other website is not incorporated by reference into this prospectus or any accompanying prospectus supplement and does not constitute a part of this prospectus or any accompanying prospectus supplement. Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K and all amendments to such reports are made available free of charge through the Investor Relations section of our website as soon as reasonably practicable after they have been filed or furnished with the SEC.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC’s public reference facilities at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference facilities. SEC filings are also available at the SEC’s web site at http://www.sec.gov. Our common stock is listed on The NASDAQ Global Market, and you can read and inspect our filings at the offices of the Financial Industry Regulatory Authority at 1735 K Street, Washington, D.C. 20006.

This prospectus is only part of a registration statement on Form S-3 that we have filed with the SEC under the Securities Act of 1933, as amended and therefore omits certain information contained in the registration statement. We have also filed exhibits and schedules with the registration statement that are excluded from this prospectus, and you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or other document. You may inspect a copy of the registration statement, including the exhibits and schedules, without charge, at the public reference room or obtain a copy from the SEC upon payment of the fees prescribed by the SEC.

We also maintain a website at www.ariad.com, through which you can access our SEC filings. The information set forth on our website is not part of this prospectus.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with them. Incorporation by reference allows us to disclose important information to you by referring you to those other documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. Statements in this prospectus regarding the provisions of certain documents filed with, or incorporated by reference in, the registration statement are not necessarily complete and each statement is qualified in all respects by that reference. Copies of all or any part of the registration statement, including the documents incorporated by reference or the exhibits, may be obtained upon payment of the prescribed rates at the offices of the SEC listed above in “Where You Can Find More Information.” The documents we are incorporating by reference are:

•	our annual report on Form 10-K for the fiscal year ended December 31, 2010 filed on March 15, 2011;

•	our quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2011 filed on May 10, 2011;

•	our quarterly report on Form 10-Q for the fiscal quarter ended June 30, 2011 filed on August 9, 2011;

•	our quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2011 filed on November 7, 2011;

•

our current reports on Form 8-K filed on January 12, 2011, January 19, 2011, February 17, 2011 (only the portions of Items 8.01 and 9.01 deemed to be “filed”), March 18, 2011, March 28, 2011, April 21, 2011, May 2, 2011, May 6, 2011 (only the portions of Items 8.01 and 9.01 deemed to be “filed”), June 3, 2011, June 6, 2011, June 23, 2011, August 1, 2011, August 2, 2011 (only the portions of Items 8.01 and 9.01 deemed to be “filed”), August 18, 2009, September 6, 2011, September 21, 2011 and September 23, 2011 September 27, 2011, October 6, 2011, November 3, 2011 (only the portions of Items 8.01 and 9.01 deemed to be “filed”) and December 12, 2011;

•	the portions of our definitive proxy statement on Schedule 14A that are deemed “filed” with the SEC under the Securities Exchange Act of 1934, as amended, filed on May 2, 2011;

•

the description of our common stock contained in our registration statement on Form 10/A filed on June 25, 1993, including any amendment or report filed for the purpose of updating such description; and

•

all documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, on or after the date of this prospectus and before the termination of offerings under this prospectus are deemed to be incorporated by reference into, and to be a part of, this prospectus, except in each case for information contained in any such filing where we indicate that such information is being furnished and is not considered “filed” under the Securities Exchange Act of 1934, as amended.

The SEC file number for each of the documents listed above is 000-21696.

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon the request of any such person, a copy of any or all of the information incorporated herein by reference (exclusive of exhibits to such documents unless such exhibits are specifically incorporated by reference herein). Requests, whether written or oral, for such copies should be directed to: Investor Relations, ARIAD Pharmaceuticals, Inc., 26 Landsdowne Street, Cambridge, Massachusetts 02139-4234. Our telephone number is (617) 494-0400.

You should rely only on information contained in, or incorporated by reference into, this prospectus and any prospectus supplement. We have not authorized anyone to provide you with information different from that contained in this prospectus or incorporated by reference in this prospectus. We are not making offers to sell the securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such an offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such an offer or solicitation.

RISK FACTORS

Investing in our securities involves risk. The prospectus supplement applicable to each offering of our securities will contain a discussion of the risks applicable to an investment in us. Prior to making a decision about investing in our securities, you should carefully consider the specific factors discussed under the heading “Risk Factors” in the applicable prospectus supplement, together with all of the other information contained or incorporated by reference in the prospectus supplement or appearing or incorporated by reference in this prospectus. You should also consider the risks, uncertainties and assumptions discussed under the heading “Risk Factors” included in our most recent annual report on Form 10-K, which is on file with the SEC and is incorporated herein by reference, and which may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our operations.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

The SEC encourages companies to disclose forward-looking information so that investors can better understand a company’s future prospects and make informed investment decisions. This prospectus and the documents we have filed with the SEC that are incorporated herein by reference contain such “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.

Such statements in connection with any discussion of future operations or financial performance are identified by the use of words such as “may,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning. Such statements are based on management’s expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such statements. These risks and uncertainties include, but are not limited to, the costs associated with our research, development, manufacturing and other activities, the conduct and results of pre-clinical and clinical studies of our product candidates, difficulties or delays in obtaining regulatory approvals to market products resulting from our development efforts, our reliance on strategic partners and licensees and other key parties for the successful development, manufacturing and commercialization of products, the adequacy of our capital resources and the availability of additional funding, including with respect to commercialization for our product candidates, if approved, patent protection and third-party intellectual property claims relating to our and any partner’s product candidates, the timing, scope, cost and outcome of legal proceedings, future capital needs, risks related to key employees, markets, economic conditions, prices, reimbursement rates, competition and other factors detailed under the heading “Risk Factors” in this prospectus as updated and supplemented by the discussion of risks and uncertainties under “Risk Factors” contained in any supplements to this prospectus and in our most recent annual report on Form 10-K, as revised or supplemented by our most recent quarterly report on Form 10-Q or our current reports on Form 8-K, as well as any amendments thereto, as filed with the SEC and which are incorporated herein by reference. The information contained in this document is believed to be current as of the date of this document. We do not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in our expectations, except as required by law.

In light of these assumptions, risks and uncertainties, the results and events discussed in the forward-looking statements contained in this prospectus or in any document incorporated herein by reference might not occur. Investors are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this prospectus or the date of the document incorporated by reference in this prospectus. We are not under any obligation, and we expressly disclaim any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise. All subsequent forward-looking statements attributable to us or to any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.

RATIO/DEFICIENCY OF EARNINGS TO FIXED CHARGES

The following table sets forth, for each of the periods presented, our ratio of earnings to fixed charges. You should read this table in conjunction with the consolidated financial statements and notes incorporated by reference in this prospectus.

	Nine Months Ended September 30, 2011	Year Ended
		December 31, 2010	December 31, 2009	December 31, 2008	December 31, 2007	December 31, 2006
Ratio of earnings to fixed charges	N/A	251	N/A	N/A	N/A	N/A

We did not have earnings for the years ended December 31, 2009, 2008, 2007 and 2006 or for the nine months ended September 30, 2011. Accordingly, our earnings were insufficient to cover fixed charges for such periods and we are unable to disclose a ratio of earnings to fixed charges for such periods. The dollar amount of the deficiency in earnings available for fixed charges for the years ended December 31, 2009, 2008, 2007 and 2006 was approximately $80.0 million, $71.1 million, $58.5 million and $61.9 million, respectively, and for the nine months ended September 30, 2011 was $71.8 million.

This information is qualified by the more detailed information appearing in the computation table found in Exhibit 12.1 to the registration statement of which this prospectus is a part. We have not included a ratio of combined fixed charges and preferred stock dividends to earnings because we do not have any preferred stock outstanding.

USE OF PROCEEDS

Except as provided in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities by us through this prospectus for general corporate purposes. Except as provided in the applicable prospectus supplement, we will not receive any proceeds in the event that securities are sold by a selling securityholder. Additional information on the use of net proceeds from the sale of securities covered by this prospectus may be set forth in the prospectus supplement relating to the specific offering.

DESCRIPTION OF COMMON STOCK

We are authorized to issue 240,000,000 shares of common stock, par value $0.001 per share. On December 1, 2011, we had 132,860,819 shares of common stock outstanding and approximately 402 stockholders of record.

The following summary of certain provisions of our common stock does not purport to be complete. You should refer to our certificate of incorporation, as amended, and our restated bylaws, both of which are included as exhibits to the registration statement of which this prospectus is a part. The summary below is also qualified by provisions of applicable law.

General

Holders of common stock are entitled to one vote per share on matters on which our stockholders vote. There are no cumulative voting rights. Our bylaws require that one-third of the issued and outstanding shares of common stock be represented in person or by proxy to constitute a quorum and transact business at a stockholder meeting. Holders of common stock are entitled to receive dividends, if declared by our board of directors, out of funds that we may legally use to pay dividends. If we liquidate or dissolve, holders of common stock are entitled to share ratably in our assets once our debts and any liquidation preference owed to any then-outstanding preferred stockholders are paid. Our certificate of incorporation does not provide the common stock with any redemption, conversion, preferential or preemptive rights. All shares of common stock that are outstanding as of the date of this prospectus and, upon issuance and sale, all shares being sold under this prospectus, will be fully-paid and nonassessable.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

The NASDAQ Global Market

Our common stock is listed for quotation on The NASDAQ Global Market under the symbol “ARIA.” On December 13, 2011, the last reported sale price of our common stock was $11.01 per share.

DESCRIPTION OF PREFERRED STOCK

We are authorized to issue 10,000,000 shares of preferred stock, par value $0.01 per share, of which 500,000 shares have been designated Series A Preferred Stock. As of December 1, 2011, no shares of our preferred stock were outstanding. The following summary of certain provisions of our preferred stock does not purport to be complete. You should refer to our certificate of incorporation, as amended, and our restated bylaws, both of which are included as exhibits to the registration statement of which this prospectus is a part. The summary below is also qualified by provisions of applicable law.

General

Our board of directors may, without further action by our stockholders, from time to time, direct the issuance of shares of preferred stock in series and may, at the time of issuance, determine the rights, preferences and limitations of each series, including voting rights, dividend rights and redemption and liquidation preferences. Satisfaction of any dividend preferences of outstanding shares of preferred stock would reduce the amount of funds available for the payment of dividends on shares of our common stock. Holders of shares of preferred stock may be entitled to receive a preference payment in the event of any liquidation, dissolution or winding-up of our company before any payment is made to the holders of shares of our common stock. In some circumstances, the issuance of shares of preferred stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of our securities or the removal of incumbent management. Upon the affirmative vote of our board of directors, without stockholder approval, we may issue shares of preferred stock with voting and conversion rights which could adversely affect the holders of shares of our common stock.

If a specific series of preferred stock is offered under this prospectus, we will describe the terms of the preferred stock in the prospectus supplement for such offering and will file a copy of the certificate establishing the terms of the preferred stock with the SEC. To the extent required, this description will include:

•	the title and stated value;

•	the number of shares offered, the liquidation preference per share and the purchase price;

•	the dividend rate(s), period(s) and/or payment date(s), or method(s) of calculation for such dividends;

•	whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;

•	the procedures for any auction and remarketing, if any;

•	the provisions for a sinking fund, if any;

•	the provisions for redemption, if applicable;

•	any listing of the preferred stock on any securities exchange or market;

•	whether the preferred stock will be convertible into our common stock, and, if applicable, the conversion price (or how it will be calculated) and conversion period;

•	whether the preferred stock will be exchangeable into debt securities, and, if applicable, the exchange price (or how it will be calculated) and exchange period;

•	voting rights, if any, of the preferred stock;

•	a discussion of any material and/or special U.S. federal income tax considerations applicable to the preferred stock;

•	the relative ranking and preferences of the preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of ARIAD; and

•

any material limitations on issuance of any class or series of preferred stock ranking senior to or on a parity with the series of preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of ARIAD.

DESCRIPTION OF DEBT SECURITIES

The following description, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the debt securities that may be offered under this prospectus. While the terms we have summarized below will apply generally to any future debt securities that may be offered pursuant to this prospectus, we will describe the particular terms of any debt securities that may be offered in more detail in the applicable prospectus supplement. If we so indicate in a prospectus supplement, the terms of any debt securities offered under that prospectus supplement may differ from the terms we describe below, and to the extent the terms set forth in a prospectus supplement differ from the terms described below, the terms set forth in the prospectus supplement shall control.

Under this prospectus, debt securities, which may be senior or subordinated, may be sold from time to time, in one or more offerings. We will issue any such senior debt securities under a senior indenture that we will enter into with a trustee to be named in the senior indenture. We will issue any such subordinated debt securities under a subordinated indenture, which we will enter into with a trustee to be named in the subordinated indenture. We have filed forms of these documents as exhibits to the registration statement, which includes this prospectus. We use the term “indentures” to refer to both the senior indenture and the subordinated indenture. The indentures will be qualified under the Trust Indenture Act of 1939, as in effect on the date of the indenture, or the Trust Indenture Act. We use the term “debenture trustee” to refer to either the trustee under the senior indenture or the trustee under the subordinated indenture, as applicable.

The following summaries of material provisions of the senior debt securities, the subordinated debt securities and the indentures are subject to, and qualified in their entirety by reference to, all the provisions of the indenture applicable to a particular series of debt securities.

General

Each indenture provides that debt securities may be issued from time to time in one or more series and may be denominated and payable in United States dollars or foreign currencies or units based on or relating to United States dollars or foreign currencies, including euros. Neither indenture limits the amount of debt securities that may be issued thereunder, and each indenture provides that the specific terms of any series of debt securities shall be set forth in, or determined pursuant to, an authorizing resolution and/or a supplemental indenture, if any, relating to such series.

We will describe in each prospectus supplement the following terms relating to a series of debt securities:

•	the title or designation;

•	the aggregate principal amount and any limit on the amount that may be issued;

•

the currency or units based on or relating to currencies in which debt securities of such series are denominated and the currency or units in which principal or interest or both will or may be payable;

•	whether we will issue the series of debt securities in global form, the terms of any global securities and who the depositary will be;

•	the maturity date and the date or dates on which principal will be payable;

•

the interest rate, which may be fixed or variable, or the method for determining the rate and the date interest will begin to accrue, the date or dates interest will be payable and the record dates for interest payment dates or the method for determining such dates;

•	whether or not the debt securities will be secured or unsecured, and the terms of any secured debt;

•	the terms of the subordination of any series of subordinated debt;

•	the place or places where payments will be payable;

•	our right, if any, to defer payment of interest and the maximum length of any such deferral period;

•	the date, if any, after which, and the price at which, we may, at our option, redeem the series of debt securities pursuant to any optional redemption provisions;

•

the date, if any, on which, and the price at which we are obligated, pursuant to any mandatory sinking fund provisions or otherwise, to redeem, or at the holder’s option to purchase, the series of debt securities;

•	whether the indenture will restrict our ability to pay dividends, or will require us to maintain any asset ratios or reserves;

•	whether we will be restricted from incurring any additional indebtedness;

•	a discussion on any material or special United States federal income tax considerations applicable to a series of debt securities;

•	the denominations in which we will issue the series of debt securities, if other than denominations of $1,000 and any integral multiple thereof; and

•	any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities.

We may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture. We will provide you with information on the federal income tax considerations and other special considerations applicable to any of these debt securities in the applicable prospectus supplement.

Conversion or Exchange Rights

We will set forth in the prospectus supplement the terms, if any, on which a series of debt securities may be convertible into or exchangeable for our common stock or our other securities. We will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of shares of our common stock or our other securities that the holders of the series of debt securities receive would be subject to adjustment.

Consolidation, Merger or Sale; No Protection in Event of a Change of Control or Highly Leveraged Transaction

The indentures may not contain any covenant that restricts our ability to merge or consolidate, or sell, convey, transfer or otherwise dispose of all or substantially all of our assets. However, any successor to or acquirer of such assets will be required to assume all of our obligations under the indentures or the debt securities, as appropriate.

Unless we state otherwise in the applicable prospectus supplement, the debt securities will not contain any provisions that may afford holders of the debt securities protection in the event we have a change of control or in the event of a highly leveraged transaction (whether or not such transaction results in a change of control), which could adversely affect holders of debt securities.

Events of Default Under the Indenture

The following will be events of default under the indentures with respect to any series of debt securities that we may issue:

•	if we fail to pay interest when due and our failure continues for 90 days and the time for payment has not been extended or deferred;

•	if we fail to pay the principal, or premium, if any, when due and the time for payment has not been extended or delayed;

•

if we fail to observe or perform any other covenant relating to such series contained in the debt securities of such series or the applicable indentures, other than a covenant specifically relating to and for the benefit of holders of another series of debt securities, and our failure continues for 90 days after we receive written notice from the debenture trustee or holders of not less than a majority in aggregate principal amount of the outstanding debt securities of the applicable series; and

•	if specified events of bankruptcy, insolvency or reorganization occur as to us.

No event of default with respect to a particular series of debt securities (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an event of default with respect to any other series of debt securities. The occurrence of an event of default may constitute an event of default under any bank credit agreements we may have in existence from time to time. In addition, the occurrence of certain events of default or an acceleration under the indenture may constitute an event of default under certain of our other indebtedness outstanding from time to time.

If an event of default with respect to debt securities of any series at the time outstanding occurs and is continuing, then the trustee or the holders of not less than a majority in principal amount of the outstanding debt securities of that series may, by a notice in writing to us (and to the debenture trustee if given by the holders), declare to be due and payable immediately the principal (or, if the debt securities of that series are discount securities, that portion of the principal amount as may be specified in the terms of that series) of and premium and accrued and unpaid interest, if any, on all debt securities of that series. Before a judgment or decree for payment of the money due has been obtained with respect to debt securities of any series, the holders of a majority in principal amount of the outstanding debt securities of that series (or, at a meeting of holders of such series at which a quorum is present, the holders of a majority in principal amount of the debt securities of such series represented at such meeting) may rescind and annul the acceleration if all events of default, other than the non-payment of accelerated principal, premium, if any, and interest, if any, with respect to debt securities of that series, have been cured or waived as provided in the applicable indenture (including payments or deposits in respect of principal, premium or interest that had become due other than as a result of such acceleration). We refer you to the prospectus supplement relating to any series of debt securities that are discount securities for the particular provisions relating to acceleration of a portion of the principal amount of such discount securities upon the occurrence of an event of default.

Subject to the terms of the indentures, if an event of default under an indenture shall occur and be continuing, the debenture trustee will be under no obligation to exercise any of its rights or powers under such indenture at the request or direction of any of the holders of the applicable series of debt securities, unless such holders have offered the debenture trustee reasonable indemnity. The holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the debenture trustee or exercising any trust or power conferred on the debenture trustee, with respect to the debt securities of that series, provided that:

•	the direction so given by the holder is not in conflict with any law or the applicable indenture; and

•

subject to its duties under the Trust Indenture Act, the debenture trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.

A holder of the debt securities of any series will only have the right to institute a proceeding under the indentures or to appoint a receiver or trustee, or to seek other remedies, if:

•	the holder previously has given written notice to the debenture trustee of a continuing event of default with respect to that series;

•

the holders of at least a majority in aggregate principal amount of the outstanding debt securities of that series have made written request, and such holders have offered reasonable indemnity to the debenture trustee to institute the proceeding as trustee; and

•

the debenture trustee does not institute the proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series (or at a meeting of holders of such series at which a quorum is present, the holders of a majority in principal amount of the debt securities of such series represented at such meeting) other conflicting directions within 60 days after the notice, request and offer.

These limitations will not apply to a suit instituted by a holder of debt securities if we default in the payment of the principal, premium, if any, or interest on, the debt securities.

We will periodically file statements with the applicable debenture trustee regarding our compliance with specified covenants in the applicable indenture.

Modification of Indenture; Waiver

The debenture trustee and we may change the applicable indenture without the consent of any holders with respect to specific matters, including:

•	to fix any ambiguity, defect or inconsistency in the indenture; and

•	to change anything that does not materially adversely affect the interests of any holder of debt securities of any series issued pursuant to such indenture.

In addition, under the indentures, the rights of holders of a series of debt securities may be changed by us and the debenture trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series (or, at a meeting of holders of such series at which a quorum is present, the holders of a majority in principal amount of the debt securities of such series represented at such meeting) that is affected. However, the debenture trustee and we may make the following changes only with the consent of each holder of any outstanding debt securities affected:

•	extending the fixed maturity of the series of debt securities;

•	reducing the principal amount, reducing the rate of or extending the time of payment of interest, or a premium payable upon the redemption of any debt securities;

•	reducing the principal amount of discount securities payable upon acceleration of maturity;

•	making the principal of or premium or interest on any debt security payable in currency other than that stated in the debt security; or

•	reducing the percentage of debt securities, the holders of which are required to consent to any amendment or waiver.

Except for certain specified provisions, the holders of at least a majority in principal amount of the outstanding debt securities of any series (or, at a meeting of holders of such series at which a quorum is present, the holders of a majority in principal amount of the debt securities of such series represented at such meeting) may on behalf of the holders of all debt securities of that series waive our compliance with provisions of the indenture. The holders of a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all the debt securities of such series waive any past default under the indenture with respect to that series and its consequences, except a default in the payment of the principal of, premium or any interest on any debt security of that series or in respect of a covenant or provision, which cannot be modified or amended without the consent of the holder of each outstanding debt security of the series affected; provided, however, that the holders of a majority in principal amount of the outstanding debt securities of any series may rescind an acceleration and its consequences, including any related payment default that resulted from the acceleration.

Discharge

Each indenture will provide that we can elect to be discharged from our obligations with respect to one or more series of debt securities, except for obligations to:

•	register the transfer or exchange of debt securities of the series;

•	replace stolen, lost or mutilated debt securities of the series;

•	maintain paying agencies;

•	hold monies for payment in trust;

•	compensate and indemnify the trustee; and

•	appoint any successor trustee.

In order to exercise our rights to be discharged with respect to a series, we will have to deposit with the trustee money or government obligations sufficient to pay all the principal of, any premium, if any, and interest on, the debt securities of the series on the dates payments are due.

Form, Exchange, and Transfer

We will issue the debt securities of each series only in fully registered form without coupons and, unless we otherwise specify in the applicable prospectus supplement, in denominations of $1,000 and any integral multiple thereof. The indentures provide that we may issue debt securities of a series in temporary or permanent global form and as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company or another depositary named by us and identified in a prospectus supplement with respect to that series.

At the option of the holder, subject to the terms of the indentures and the limitations applicable to global securities described in the applicable prospectus supplement, the holder of the debt securities of any series can exchange the debt securities for other debt securities of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

Subject to the terms of the indentures and the limitations applicable to global securities set forth in the applicable prospectus supplement, holders of the debt securities may present the debt securities for exchange or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar, at the office of the security registrar or at the office of any transfer agent designated by us for this purpose. Unless otherwise provided in the debt securities that the holder presents for transfer or exchange or in the applicable indenture, we will make no service charge for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges.

We will name in the applicable prospectus supplement the security registrar, and any transfer agent in addition to the security registrar, that we initially designate for any debt securities. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

If we elect to redeem the debt securities of any series, we will not be required to:

•

issue, register the transfer of, or exchange any debt securities of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any debt securities that may be selected for redemption and ending at the close of business on the day of the mailing; or

•	register the transfer of or exchange any debt securities so selected for redemption, in whole or in part, except the unredeemed portion of any debt securities we are redeeming in part.

Information Concerning the Debenture Trustee

The debenture trustee, other than during the occurrence and continuance of an event of default under the applicable indenture, will undertake to perform only those duties as are specifically set forth in the applicable indenture. Upon an event of default under an indenture, the debenture trustee under such indenture must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the debenture trustee is under no obligation to exercise any of the powers given it by the indentures at the request of any holder of debt securities unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur.

Payment and Paying Agents

Unless we indicate otherwise in the applicable prospectus supplement, on any interest payment date, we will pay the interest on any debt securities to the person in whose name such debt securities, or one or more predecessor securities, are registered at the close of business on the regular record date for the interest.

We will pay principal of and any premium and interest on the debt securities of a particular series at the office of the paying agents designated by us, except that unless we otherwise indicate in the applicable prospectus supplement, will we make interest payments by check which we will mail to the holder. Unless we otherwise indicate in a prospectus supplement, we will designate the corporate trust office of the debenture trustee in the City of New York as our sole paying agent for payments with respect to debt securities of each series. We will name in the applicable prospectus supplement any other paying agents that we initially designate for the debt securities of a particular series. We will maintain a paying agent in each place of payment for the debt securities of a particular series.

All money we pay to a paying agent or the debenture trustee for the payment of the principal of or any premium or interest on any debt securities which remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of the security thereafter may look only to us for payment thereof.

Governing Law

The indentures and the debt securities will be governed by and construed in accordance with the laws of the State of New York, except to the extent that the Trust Indenture Act is applicable.

Subordination of Subordinated Debt Securities

Our obligations pursuant to any subordinated debt securities will be unsecured and will be subordinate and junior in priority of payment to certain of our other indebtedness to the extent described in a prospectus supplement. The subordinated indenture does not limit the amount of senior indebtedness we may incur. It also does not limit us from issuing any other secured or unsecured debt.

DESCRIPTION OF WARRANTS

Warrants to purchase shares of our common stock, preferred stock and/or debt securities in one or more series together with other securities or separately may be offered, as described in the applicable prospectus supplement. Below is a description of certain general terms and provisions of the warrants that may be offered. Particular terms of the warrants will be described in the warrant agreements and the prospectus supplement to the warrants.

The applicable prospectus supplement will contain, where applicable, the following terms of and other information relating to the warrants:

•	the specific designation and aggregate number of, and the price at which the warrants will be issued;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	the designation, amount and terms of the securities purchasable upon exercise of the warrants;

•	if applicable, the exercise price for shares of our common stock and the number of shares of common stock to be received upon exercise of the warrants;

•	if applicable, the exercise price for shares of our preferred stock, the number of shares of preferred stock to be received upon exercise, and a description of that series of our preferred stock;

•	if applicable, the exercise price for our debt securities, the amount of debt securities to be received upon exercise, and a description of that series of debt securities;

•

the date on which the right to exercise the warrants will begin and the date on which that right will expire or, if you may not continuously exercise the warrants throughout that period, the specific date or dates on which you may exercise the warrants;

•

whether the warrants will be issued in fully registered form or bearer form, in definitive or global form or in any combination of these forms, although, in any case, the form of a warrant included in a unit will correspond to the form of the unit and of any security included in that unit;

•	any applicable material United States federal income tax consequences;

•	if applicable, the identity of the warrant agent for the warrants and of any other depositaries, execution or paying agents, transfer agents, registrars or other agents;

•	the proposed listing, if any, of the warrants or any securities purchasable upon exercise of the warrants on any securities exchange;

•	if applicable, the date from and after which the warrants and the common stock, preferred stock and/or debt securities will be separately transferable;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	information with respect to book-entry procedures, if any;

•	the anti-dilution provisions of the warrants, if any;

•	any redemption or call provisions;

•	whether the warrants are to be sold separately or with other securities as parts of units; and

•	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

DESCRIPTION OF UNITS

Units consisting of common stock, preferred stock, debt securities and/or warrants for the purchase of common stock, preferred stock and/or debt securities in one or more series, in any combination, may be offered. In this prospectus, we have summarized certain general features of the units. We urge you, however, to read the prospectus supplements related to the series of units being offered, as well as the unit agreements that contain the terms of the units. We will file as exhibits to an amendment to the registration statement of which this prospectus is a part, or will incorporate by reference from a current report on Form 8-K that we file with the SEC, as applicable, the form of unit agreement and any supplemental agreements that describe the terms of the series of units being offered before the issuance of the related series of units.

We may evidence each series of units by unit certificates that would issue under a separate agreement that we may enter into with a unit agent. Each unit agent, if one is appointed, will be a bank or trust company that we select. We will indicate the name and address of the unit agent, if one is appointed, in the applicable prospectus supplement relating to a particular series of units.

SELLING SECURITYHOLDERS

Selling securityholders are persons or entities that, directly or indirectly, have acquired or will from time to time acquire, securities in various private or other transactions. Such selling securityholders may be parties to registration rights agreements with us, or we otherwise may have agreed or will agree to register their securities for resale. The purchasers of our securities, as well as their transferees, pledgees, donees or successors, all of whom we refer to as “selling securityholders,” may from time to time offer and sell the securities pursuant to this prospectus and any applicable prospectus supplement. The applicable prospectus supplement will set forth the name of each of the selling securityholders and the number of shares of our common stock or other relevant securities beneficially owned by such selling securityholders that are covered by such prospectus supplement.

CERTAIN PROVISIONS OF DELAWARE LAW AND OF THE COMPANY’S

CERTIFICATE OF INCORPORATION AND BY-LAWS

Anti-Takeover Provisions of our Delaware Certificate of Incorporation and Bylaws

In addition to the board of directors’ ability to issue shares of preferred stock, our certificate of incorporation and bylaws contain other provisions that are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and which may have the effect of delaying, deferring or preventing a future takeover or change in control of our company unless such takeover or change in control is approved by our board of directors.

These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.

Classified Board

Our certificate of incorporation provides for our board of directors to be divided into three classes, as nearly equal in number as possible, serving staggered terms. Approximately one-third of our board will be elected each year. Under the Delaware General Corporation Law, unless the certificate of incorporation otherwise provides, directors serving on a classified board can only be removed by the stockholders for cause. The provision for a classified board could prevent a party who acquires control of a majority of our outstanding common stock from obtaining control of our board of directors until our second annual stockholders meeting following the date the acquirer obtains the controlling stock interest. The classified board provision could have the effect of discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of us and could increase the likelihood that incumbent directors will retain their positions.

Advanced Notice Procedures for Stockholder Proposals

Our bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to our board, as well as procedures for including proposed nominations at special meetings at which directors are to be elected. Stockholders at our annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our board or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given to our secretary timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting, and who has complied with the procedures and requirements set forth in the bylaws. Although our bylaws do not give our board the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, our bylaws may have the effect of precluding the conduct of some business at a meeting if the proper procedures are not followed or may discourage or defer a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of us.

Provisions of Delaware Law Governing Business Combinations

We are subject to the “business combination” provisions of Section 203 of the Delaware General Corporation Law. In general, such provisions prohibit a publicly held Delaware corporation from engaging in any “business combination” transactions with any “interested stockholder” for a period of three years after the date on which the person became an “interested stockholder,” unless:

•	prior to such date, the board of directors approved either the “business combination” or the transaction which resulted in the “interested stockholder” obtaining such status;

•

upon consummation of the transaction which resulted in the stockholder becoming an “interested stockholder,” the “interested stockholder” owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the “interested stockholder”) those shares owned by (a) persons who are directors and also officers and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

at or subsequent to such time the “business combination” is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the “interested stockholder.”

A “business combination” is defined to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder. In general, an “interested stockholder” is a person who, together with affiliates and associates, owns 15% or more of a corporation’s voting stock or within three years did own 15% or more of a corporation’s voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts with respect to us and, accordingly, may discourage attempts to acquire us.

Limitations on Liability and Indemnification of Officers and Directors

Our certificate of incorporation limits the liability of our officers and directors to the fullest extent permitted by the Delaware General Corporation Law, and our certificate of incorporation and bylaws provide that we will indemnify them to the fullest extent permitted by such law. We have also entered into indemnification agreements with our directors and officers and expect to enter into a similar agreement with any new directors and officers.

LEGAL MATTERS

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., Boston, Massachusetts, will pass upon the validity of the issuance of the securities offered by this prospectus. Members of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. and certain members of their families and trusts for their benefit own an aggregate of approximately 5,000 shares of our common stock.

EXPERTS

The financial statements incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K and the effectiveness of ARIAD Pharmaceuticals, Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                 shares

Common stock

Prospectus Supplement

Joint Book-Running Managers

J.P. Morgan	Cowen and Company	Jefferies

January     , 2013